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                                                                  EXHIBIT 4.5(d)

                                                                  CONFORMED COPY

                          VERNALIS DEVELOPMENT LIMITED

                                     - AND -

                            ENDO PHARMACEUTICALS INC.

                       -----------------------------------

                                LICENSE AGREEMENT

                       -----------------------------------

      THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST IN ACCORDANCE WITH RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

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THIS LICENSE AGREEMENT is made the 14th day of July, 2004

BETWEEN:

(1) VERNALIS DEVELOPMENT LIMITED whose principal place of business is at Oakdene Court, 613 Reading Road, Winnersh, Wokingham, RG41 5UA, England ("Vernalis"); and

(2) ENDO PHARMACEUTICALS INC. whose principal place of business is at 100, Painters Drive, Chadds Ford, PA 19317, USA ("Endo").

WHEREAS:

(A) Endo is one of the world's leading specialty pharmaceutical companies with particular expertise in launching, marketing, selling and managing the lifecycle of certain specialty pharmaceutical products.

(B) Vernalis owns the rights to the compound called frovatriptan and the marketed product called FROVA, which has initial product registrations for acute migraine and is undergoing further trials in respect of menstrual associated migraine, and has agreed to license those rights to Endo on the terms of the license and co-promotion rights set out in this document.

IT IS NOW AGREED AS FOLLOWS:

1.    DEFINITIONS

      1.1 In this Agreement the following definitions shall apply and initially capitalized terms shall have the meanings ascribed to them elsewhere in this Agreement:

            1.1.1 "AFFILIATE" - any company, partnership or other business entity which Controls, is Controlled by or is under common Control with either Party.

            1.1.2 "AGREEMENT" - this document including any and all schedules, appendices and other addenda to it as may be added and/or

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                  amended from time to time in accordance with the provisions of this Agreement.

            1.1.3 "ANNUAL MARKETING PLAN AND BUDGET" - the document delivered pursuant to Clause 6.1.2.

            1.1.4 "API SUPPLY AGREEMENT" - the supply agreement between Vernalis and Evotec OAI Limited (then named Oxford Asymmetry International plc), dated December 28, 2000.

            1.1.5 "BUSINESS DAY" - 9.00 am to 5.00 pm local time on a day other than a Saturday, Sunday, bank or other public holiday in England and Wales or USA.

            1.1.6 "CHANGE OF CONTROL" - the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any person, entity or group, other than an Affiliate of Endo or Vernalis, as the case may be, (a) becomes the beneficial owner, directly or indirectly, of securities of Endo or Vernalis representing more than 50% of the ordinary shares of Endo or Vernalis, as the case may be, or representing more than 50% of the combined voting power with respect to the election of directors, (b) obtains the ability to appoint a majority of the board of directors of Endo or Vernalis, as the case may be, or (c) obtains the ability to direct the operations or management of Endo or Vernalis, as the case may be.

            1.1.7 "CLINICAL STUDY" - any clinical trial and/or other study on
                  Product carried out by or on behalf of Endo including, without limitation, any study carried out in order to obtain a label extension or other new Marketing Authorisation for the Product in the Territory (but for the avoidance of doubt always excluding the MAM & Paediatric Development Program) including,

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                   without limitation, any clinical trial or other study carried out for marketing purposes.

            1.1.8 "CLOSING DATE" - the second Business Day after the date upon which the conditions precedent in Clauses 2.1, 2.5, 2.6 and
                   2.7 are satisfied.

            1.1.9 "COMBINATION PRODUCT" - a product in which the Compound is an active ingredient and in relation to which a Marketing Authorisation has been granted which also:

                        ***

                   and such other pharmaceutical product, active ingredient or active administration or delivery technology, when used as described above, shall be referred to individually or collectively as "Combined Product".

            1.1.10 "COMMERCIALISATION", "COMMERCIALISING", or "COMMERCIALISE" -
                   all activities relating to the import, promotion, marketing, detail, distribution, storage, handling, offering for sale and sale of the Product.

            1.1.11 "COMMERCIALLY REASONABLE EFFORTS" - efforts and resources commonly used in the pharmaceutical industry for a product owned by a pharmaceutical company of similar size and resources or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential and taking into account the patent and other proprietary position of the product.

            1.1.12 "COMMITMENT" - the amount to be expended in a specified period by Endo, directly or indirectly, in relation to (i) the clinical and education aspects of the Product in the Territory, including (a) Costs associated with Phase IV clinical trials and (b) Costs

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                   relating to clinical and educational promotional activities;
                   (ii) advertising the Product in the Territory; (iii) marketing, selling and promoting the Product in the Territory; (iv) public relations in relation to Product in the Territory, together in each case with Costs relating to the same accrued in a period and payable in a subsequent period and (v) indirect selling, general and administrative costs and expenses allocated to marketing and selling the Product.

            1.1.13 "COMPETENT AUTHORITY" - any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or over the Parties.

            1.1.14 "COMPOUND" - the compound known as frovatriptan being
                   R(+)-6-carboxamido-3-N-methylamino-1, 2, 3, 4 tetrahydrocarbazole succinate (1:1) monohydrate and "Compound", including any physiologically acceptable salts thereof.

            1.1.15 "CONFIDENTIAL INFORMATION" - in the case of obligations of
                   Endo in relation to Confidential Information, shall mean Vernalis IP and, in the case of obligations of Vernalis in relation to Confidential Information shall mean Endo IP and, in the case of both Vernalis and Endo, shall mean all trade secret and/or confidential information relating to business affairs not limited to development and Commercialisation plans, marketing plans, financial forecasts and projections, of the other supplied or otherwise made available to them or coming into their possession in relation to the performance of this Agreement.

            1.1.16 "CONTROL" (including variations such as "Controls" or
                   "Controlled by") - the ownership, either directly or indirectly, of

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                   more than 50% of the issued share capital or any other
                   comparable equity or ownership interest with respect to a business entity or the legal power to direct or cause the direction of the general management and policies of the Party in question.

            1.1.17 "CO-PROMOTE" - the simultaneous Detailing of a Product by
                   Vernalis field sales force representatives and Endo field sales force representatives.

            1.1.18 "CO-PROMOTION OPTION" - Vernalis' option to Co-promote
                   Product as set forth in Clauses 9.1 and 9.2.

            1.1.19 "COPYRIGHT" - all (if any) right, title and interest of
                   Vernalis in copyright subsisting in the Marketing Materials.

            1.1.20 "COSTS" - Actual out-of-pocket costs and expenses.

            1.1.21 "COST PER DETAIL" - Endo's incremental Cost for the engagement of a sales representative for Specialty Detailing in any particular Year, excluding training, meetings, etc., which in 2004 is USD *** and which in subsequent Years will be USD ***, adjusted for CPI, divided by ***.

            1.1.22 "COVER" (including variations such as "Covered", "Coverage"
                   or "Covering") - the making, using or Commercialisation of a given product in a Commercialised form that would infringe a Valid Claim of a Patent Right in the absence of a license under such Patent Right. The determination of whether a product is so Covered by a particular Patent Right shall be made on a country-by-country basis.

            1.1.23 "CPI" - the consumer price index for the previous twelve months published by the U.S. Department of Labor.

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            1.1.24 "DDMAC" - the FDA's Division of Drug Marketing, Advertising
                   and Communication.

            1.1.25 "DETAIL" (including variations such as "Detailing")- direct face to face contact between a field sales force representative and medical professional with prescribing or dispensing authority for the purpose of discussing information about a pharmaceutical product(s).

            1.1.26 "DISCLOSING PARTY" - the Party which discloses Confidential
                   Information to the other Party.

            1.1.27 "DOCUMENTS" - reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer programs and documents thereof, computer information storage means, samples of material, other graphic or written data and any other media on which Know How can be permanently stored.

            1.1.28 "DOMAIN NAMES" - the URLs www.frova.com, www.frova.org,
                   www.frova.us, www.frova.net, www.frova.info, www.frovatriptan.com and www.frovatriptan.us (and any equivalent addresses for any successor electronic address system thereto).

            1.1.29 "ELAN ASSET TRANSFER AGREEMENT" - the agreement relating to the North American Frova Assets of Elan between Elan and Vernalis, dated May 18, 2004.

            1.1.30 "ELAN GROUP" - the group of companies the parent of which is
                   Elan Corporation plc, a company incorporated in Ireland (registered no 30356) whose registered office is at Lincoln House, Lincoln Place, Dublin 2, Ireland.

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            1.1.31 "ENCUMBRANCE" - a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

            1.1.32 "ENDO COPYRIGHT" - copyright or any other intellectual property analogous to copyright including any rights in designs subsisting or relating to any Documents, designs or other embodiments of the trade dress for the Product, any form of advertisement in whatever media, marketing materials, samples or other promotional gifts or any other materials in which such rights are capable of subsisting as a matter of law in all cases which are generated by or upon behalf of Endo or its Affiliates during the period of this Agreement in connection with the advertising, promotion, marketing or sale or other Commercialisation of Product.

            1.1.33 "ENDO IP" - Endo Patent Rights, Endo Know How, Endo
                   Copyrights, Endo Materials and Endo Trade Marks.

            1.1.34 "ENDO KNOW HOW" - Know How owned by or licensed to Endo or its Affiliates (other than from Vernalis) or acquired by Endo or its Affiliates during the period of this Agreement that is necessary or useful for or which otherwise relates to the development or Commercialisation of Product, including Know How relating to Clinical Studies and Product Enhancements.

            1.1.35 "ENDO MATERIALS" - Materials owned by or licensed to Endo or its Affiliates (other than from Vernalis) or acquired by Endo or its Affiliates during the term of this Agreement that are necessary or useful for or which otherwise relate to the development or

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                   Commercialisation of Product, including Materials used in
                   Clinical Studies or being or relating to Product
                   Enhancements.

            1.1.36 "ENDO PATENT RIGHTS" - Patent Rights owned by or licensed to
                   Endo or its Affiliates (other than from Vernalis) which have claims which Cover Product or the making, using or Commercialisation of the Product or that Cover Product Enhancements or the making, using or Commercialisation of Product Enhancements.

            1.1.37 "ENDO TRADE MARKS" - (i) the name and mark ENDO and the associated Endo logo, and (ii) any other trade marks other than the Vernalis Trade Marks used in relation to Products owned by or licensed to Endo during the term of this Agreement which are the subject of Clause 13.1.

            1.1.38 "ESTIMATED COMMITMENT" - the estimated commitment set out in
                   Schedule 1.

            1.1.39 "ESTIMATED DETAILING EFFORT" - the estimated Detailing effort specified in Schedule 5 for each Year specified in
                   Schedule 5.

            1.1.40 "EVENT OF DEFAULT" - as defined in the Loan Agreement.

            1.1.41 "FDA" - the United States Food and Drug Administration or any
                   successor agency thereto.

            1.1.42 "FORCE MAJEURE" - in relation to either Party, any event or circumstance which is beyond the reasonable control of that Party, which event or circumstance that Party could not reasonably be expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement, including acts of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising

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                    from weather or environmental problems, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by Good Industry Practice), or Legal Requirement governing either Party, provided that lack of funds in and of itself shall not be interpreted as a cause beyond the reasonable control of that Party.

            1.1.43 "FORMAL PRESENTATION" - an oral presentation with supporting written evidence of the outcome of a clinical study given at a time before the formal written report has been completed but which contains a final assessment of the results and conclusions of such study.

            1.1.44 "FTE" - the equivalent of the work of a scientist or other project managerial professional, full time for one year, which equates to *** hours per day, *** days per week, excluding national holidays and reasonable vacation being a total of *** days or *** hours per year of work.

            1.1.45 "GAAP" - generally accepted accounting principles from time to time current in USA.

            1.1.46 "GENERIC VERSION" - any pharmaceutical product that is recognized by a Regulatory Authority in the particular country in the Territory as "AB" rated to a Product (or the equivalent in such country) or is substitutable at the pharmacy for a prescription written for a Product.

            1.1.47  "GCP" - clinical practice as set out in:

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                    (a)  Directive 2001/20/EC and Directive 2001/83/EC as well as ICH-GCP and any other guidelines for good clinical practice for trials on medicinal products in the European Community as amended and applicable from time to time; and

                    (b) US Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Applications), as may be amended from time to time; and

                    (c) the Declaration of Helsinki as last amended at the 52nd World Medical Association in October 2000 and any further amendments thereto; and

                    (d) the equivalent law or regulation in any country in the Territory.

            1.1.48  "GLP" - laboratory practice as set out in:

                    (a) Directive 2004/9/EC and Directive 2004/10/EC as may be amended or replaced from time to time as well as any Rules Governing Medicinal Products in the European Community Vol III, ISBN 92.825 9619-2 (ex OECD principles of GLP) as amended and applicable from time to time; and

                    (b) US Code of Federal Regulations, Title 21, Part 58 (Good Laboratory Practice for Nonclinical Laboratory Studies); and

                    (c) the equivalent law or regulation in any country in the Territory.

            1.1.49 "GOOD MANUFACTURING PRACTICE" or "GMP" - manufacture in accordance with:

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                    (a)  Directive 91/412/EEC and Directive 2003/94/EC or any
                         other applicable European Community Legislation or regulation as amended and applicable from time to time;

                    (b) those practices in the manufacture of pharmaceutical products that are recognized as the current good manufacturing practices by the FDA in accordance with FDA regulations, guidelines, other administrative interpretations, and rulings in connection therewith, including but not limited to those regulations cited in 21 C.F.R. parts 210 and 211, all as they may be amended from time to time; and

                    (c) the equivalent law or regulation in any country in the Territory.

            1.1.50 "IND" - an investigational new drug application filed with the FDA prior to beginning clinical trials in humans or any comparable application filed with the Regulatory Authority of a country other than the United States prior to beginning trials in humans in that country.

            1.1.51 "INITIAL FDA MEETING" - the meeting between Vernalis and the FDA, with Endo present (if acceptable to the FDA), scheduled to be held on ***, with respect to the MAM & Paediatric Development Program.

            1.1.52 "INSOLVENCY EVENT" - in relation to either Party, means any one of the following:

                    (a) a notice having been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution having been passed other than a resolution for the solvent reconstruction or reorganisation of that Party or for the purpose of inclusion of any part of

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                         the share capital of that Party in the Official List of
                         the London Stock Exchange or in the list of the New
                         York Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System or any other international stock exchange; or

                    (b) a resolution having been passed by that Party's directors to seek a winding up order or a petition for a winding up order having been presented against that Party which has not been dismissed or withdrawn within 7 days of its presentation, or any analogous action is taken in a jurisdiction other than England and Wales; or

                    (c) a resolution having been proposed by any Party to appoint an administrator, or to apply to court for an administration order, or an application for an administration order having been lodged with the Court whether or not by a Party or any step is taken pursuant to the Insolvency Act 1986, Schedule B1 and/or the Insolvency Rules 1986 to appoint an administrator out of court or any Party enters administration, or any analogous action that is taken in a jurisdiction other than England and Wales; or

                    (d) a receiver, administrative receiver, receiver and manager, court appointed receiver, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over any part of that Party's assets or any third party takes steps to appoint such an officer in respect of that Party or an encumbrancer takes steps to enforce or enforces its security over any part of any Party's assets, or any analogous action that is taken in a jurisdiction other than England and Wales; or

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                    (e)  a moratorium comes into force in respect of any Party or a Party's directors resolve to make a proposal for a voluntary arrangement or meetings are convened for consideration of a proposal for a voluntary arrangement made in relation to that Party under Part I and/or Schedule A1 of the Insolvency Act 1986, or any analogous action that is taken in a jurisdiction other than England and Wales; or

                    (f) an application or proposal is made under section 425 Companies Act 1985 (as amended), or any analogous action that is taken in a jurisdiction other than England and Wales; or

                    (g) a step or event having been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (f) above in the case of Endo under the US Bankruptcy Code (including a filing under Chapter 11 proceedings) or other relevant laws of the USA which, in the case of a filing made against Endo, shall not have been appealed within 7 days of having been lodged or such an order shall have been made and not dismissed within thirty (30) days thereafter; or

                    (h) a Party takes any step, whether under the Insolvency Act 1986 or otherwise (including starting negotiations), with a view to readjustment, rescheduling or deferral of any part of that Party's indebtedness, or proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party's creditors or makes or suspends or threatens to suspend making payments to all or some of that Party's creditors or the Party submits to any type of voluntary arrangement, or any

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                         analogous action that is taken in a jurisdiction other
                         than England and Wales; or

                    (i) where that Party is resident in the United Kingdom it is unable to pay or has no reasonable prospect of being able to pay its debts within the meaning of Section 123 Insolvency Act 1986, but disregarding references in the Insolvency Act 1986 to proving this inability to the court's satisfaction, or any analogous event that is taken in a jurisdiction other than England and Wales.

            1.1.53 "INTERIM PERIOD" - the period between the Closing Date and the date of Re-Launch in the USA as notified by Endo to Vernalis under Clause 6.1.1.

            1.1.54 "INVENTORY STATEMENT" - the statement of the quantity and value of Stock at the Closing Date agreed by Vernalis and Endo (or determined) in accordance with Schedule 2.

            1.1.55 "KNOW HOW" - technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, information contained in submissions to and information from ethical committees and Regulatory Authorities, data concerning pricing or reimbursement including discounts and rebates to particular customers, data concerning dealings with managed and similar healthcare providers including lists of

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                    customers and key prescribers, data concerning trade
                    inventory levels, data concerning returns and chargebacks and any other data covering the supply chain, and summaries of any of the foregoing. Know How includes Documents containing Know How, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

            1.1.56 "LEGAL REQUIREMENT" - any present or future law, regulation, directive, instruction, direction or rule of any Competent Authority or Regulatory Authority including any amendment, extension or replacement thereof which is from time to time in force.

            1.1.57 "LOAN AGREEMENT" - the loan agreement entered into by the Parties on the Signature Date.

            1.1.58  "MAM" - menstrual associated migraine.

            1.1.59 "MAM & PAEDIATRIC DEVELOPMENT PROGRAM" - the program of work to be conducted and managed by Vernalis hereunder for the clinical development program of the Product for purposes of gaining an approved indication for use in MAM and leading to Marketing Authorisation for the same and for those paediatric studies required by FDA which program is set out in Schedule 3 hereto.

            1.1.60 "MAM PRODUCT" - the Product with a Marketing Authorisation for MAM.

            1.1.61 "MAM PRODUCT IND" - the IND number IND 48,933 (encompassing, inter alia, the identification to study the use of

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                    frovatriptan for the prevention of menstrually-associated
                    migraine) filed in respect of the Product pursuant to C.F.R. Parts 312 of the U.S. Food, Drug and Cosmetic Act 1938.

            1.1.62 "MAM PRODUCT LAUNCH" - the commercial launch of MAM Product in USA.

            1.1.63 "MANAGED CARE AGREEMENTS AND ASSIGNED CONTRACTS" - the agreements set out in Schedule 4.

            1.1.64 "MARKETING AUTHORISATION" - any approval required from a Regulatory Authority to market and sell a Product in any country of the Territory including any approval for a label extension or new indication and also including any pricing or reimbursement approval required or commercially desirable.

            1.1.65 "MARKETING MATERIALS"- any packaging, advertising and promotional literature and materials in each case used in the advertising and promotion of the Product in the Territory in Vernalis' possession at the Closing Date.

            1.1.66 "MATERIAL" - any chemical or biological substance other than the Compound including any:

                    (a)  organic or inorganic element;

                    (b)  drug or pro-drug; and

                    (c)  assay or reagent.

            1.1.67 "MONIES" - all monies due and outstanding to Endo from Vernalis under the Loan Agreement from time to time.

            1.1.68 "NDA" - a new drug license application filed with the FDA to obtain Marketing Authorisation for a pharmaceutical product in the USA, or any comparable application filed with the Regulatory

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                    Authorities in or for a country or group of countries other than the USA to obtain Marketing Authorisation for a pharmaceutical product in or for that country or within that group of countries.

            1.1.69 "NET SALES" - the gross amount invoiced for sales of Product(s), in arm's length sales by Endo or its Affiliates, agents and distributors to Third Parties, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

                         (i) credits, price adjustments or allowances for damaged products, returns, recalls or rejections of such products;

                         (ii) cash and quantity discounts, allowances and credits and other customary discounts (other than those granted at the time of invoicing which have already been included in the gross amount invoiced) or retroactive price reductions;

                         (iii) chargeback payments and rebates (or the
                               equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

                         (iv) any freight charges invoiced by Endo, its Affiliates, its agents or distributors, including postage, shipping, insurance and other transportation charges; and

                         (v) sales taxes, value-added taxes (to the extent not refundable in accordance with applicable law), and excise taxes, tariffs and duties, and other taxes

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                              directly related to the sale (but not including
                              taxes assessed against the income derived from such sale).

                    "Net Sales" shall not include any provision for unpaid amounts owed by Third Party purchasers of the Products or sales among the Parties and their respective Affiliates or distributors.

                    Such amounts shall be determined from the books and records of Endo maintained in accordance with GAAP consistently applied.

                    In the event that Product is sold as a Combination Product in any country of the Territory, the Net Sales from the Combination Product in that country for the purposes of determining royalty payments shall be determined by ***.

                    In the event that the average sale price of the Product in that country can be determined but the average sale price of the Combined Product in that country cannot be determined, or the average sale price of the Combined Product in that country can be determined but the average sale price of the Product in that country cannot be determined, ***.

            1.1.70  "PARTY" or "PARTIES" - Vernalis and/or Endo.

            1.1.71 "PATENT RIGHTS" - patent applications and patents, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them in all countries, including any divisional applications and patents, refilings, renewals, re-examinations, continuations, continuations-in-part, patents of addition, extensions, (including patent term extensions,) reissues, substitutions, confirmations, registrations, revalidations, and any equivalents of the foregoing in any and all countries of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

            1.1.72 "PCP" - the Detailing of Product by sales personnel to primary care physicians.

            1.1.73 "PERSON" - an individual or a corporation, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            1.1.74 "PHASE III CLINICAL TRIALS" - large scale, pivotal multicentre, human clinical trials conducted in a sufficient number of patients to establish safety or efficacy in the particular claim and indication tested and required to obtain Marketing Authorisation.

            1.1.75 "PRIMARY DETAIL" - a full Product presentation presented in the first position during a Detail in which key Product attributes are verbally presented in a balanced manner.

            1.1.76 "PRODUCT(s)" - any pharmaceutical product in which the Compound is an active ingredient and in relation to which Marketing Authorisation has been granted. For the avoidance of doubt it is declared and agreed that this definition includes (i) any form of the Product Commercialised by Endo hereunder regardless of indication which includes all line extensions of the Product (including those that provide for different dosage strengths); and (ii) any Product Enhancements. If a pharmaceutical product can be marketed and sold without pricing or reimbursement approval nothing in this definition requires such approval for it to be classified as a Product for the purposes of this Agreement.

            1.1.77 "PRODUCT ENHANCEMENT" - any improvements made after the Closing Date in the Product's formulation or delivery, any and all

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                    line extensions of the Product (including those that provide for different dosage strengths), and any and all Combination Products and any over-the-counter version of the Product.

            1.1.78  "PRODUCT REGISTRATION"-

                    (a) the NDA number NDA 021006 filed in respect of the Product pursuant to 21 C.F.R. Part 314 of the U.S. Food, Drug and Cosmetic Act 1938; and

                    (b) the New Drug Submission control number 065221 made pursuant to Division 8 of the Food and Drugs Act Regulations (Canada); and

                    (c)  all supplements or amendments to any of the foregoing.

            1.1.79  "PRODUCT REGISTRATION INFORMATION"-

                    (a) the complete NDA, MAM Product IND and New Drug Submission files referred to in or served in relation to the Product Registration or MAM Product IND; and

                    (b) any and all regulatory correspondence between Elan Group and any Regulatory Authority in the Territory in relation to the Product Registration, MAM Product IND or the Product; and

                    (c) all dossiers, data, reports and other material in written or electronic form to the extent relating to the Product Registration, MAM Product IND or the Product which have been filed with any Regulatory Authority.

            1.1.80 "QUARTER" - each period of three months ending on 31 March, 30 June, 30 September or 31 December and "Quarterly" shall be construed accordingly.

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

            1.1.81 "RECIPIENT PARTY" - the Party which receives Confidential Information from the other Party.

            1.1.82 "REGISTERED TRADEMARKS" - U.S. Federal Trade Mark Registration No. 2,828,476 registered on March 30, 2004 and Canadian trade mark application no. 1123447, each for `FROVA'.

            1.1.83 "REGULATORY AUTHORITY" - any national, supranational (e.g., the European Commission, the Council of the European Union, the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Marketing Authorisation for the Product.

            1.1.84 "RE-LAUNCH" - the first invoiced commercial sale by Endo or its Affiliates of a Product in each country of the Territory
                    ***.

            1.1.85 "RE-LAUNCH DATE" - the date of Re-Launch in each country of the Territory.

            1.1.86 "REPRESENTATIVES" - each of the Parties, their Affiliates or each of their directors, officers, employees, agents and advisors.

            1.1.87 "SAFETY AGREEMENT" - a safety and data exchange agreement between the Parties dealing with each of the Parties responsibilities in respect of pharmacovigilance.

            1.1.88 "SECONDARY DETAIL" - a full Product presentation not presented in the first position during a Detail in which key Product attributes are verbally presented in a balanced manner.

            1.1.89 "SECURITY AGREEMENT" - the Security Agreement to be entered into between the Parties to which reference is made in the Loan Agreement.

            1.1.90 "SIGNATURE DATE" - the date upon which this Agreement is executed by both of the Parties to it.

            1.1.91 "SPECIALTY DETAILING" - the Detailing of Product by specialty sales personnel to neurologists.

            1.1.92 "SPECIALTY SALES FORCE" - sales personnel employed by Endo for Specialty Detailing, including Vernalis Specialty Sales Personnel.

            1.1.93 "STEERING COMMITTEE" or "SC" - the committee established pursuant to Clause 7.1.

            1.1.94  "STOCK" - the stock of:

                    (a) Frova 2.5mg Tab, 9 Count Blister with an expiration date on or after the *** month anniversary of the Closing Date;

                    (b) Those certain *** Frova 2.5 mg Tab 2 Count Blisters with an expiration date on or after *** for use as samples;

                    (c)  ***;

                    (d)  ***; and

                    (e)  ***, subject to the terms set forth in Schedule 2,

                    in each case held by or on behalf of Vernalis at the Closing Date, listed in the Inventory Statement and valued at Cost, excluding in each case inventory which is not good, merchantable and suitable for sale.

            1.1.95  "SUPPLY AND TECHNICAL AGREEMENTS" -

                    (a)  the API Supply Agreement; and

                    (b) the Frovatriptan supply agreement between Vernalis and Galen Limited, dated January 1, 2002; and

                    (c)  the other supply and technical agreements listed in
                         Schedule 6.

            1.1.96 "TERRITORY" - Canada, Mexico, the United States of America, its territories and possessions and the Commonwealth of Puerto Rico.

            1.1.97 "TERRITORY STUDY" - a clinical trial and/or other study on Product which is conducted by Vernalis in the Territory, as specified in Clause 8.10.

            1.1.98 "THIRD PARTY" - any Person who or which is neither a Party nor an Affiliate of a Party.

            1.1.99 "TRANSITIONAL SERVICES AGREEMENT" - the transitional services agreement made between Vernalis and certain companies in the Elan Group dated May 18, 2004.

            1.1.100 "UK AFFILIATE" - an Affiliate of Vernalis, then and thereafter existing, incorporated or otherwise organized under the laws of England and Wales or Scotland.

            1.1.101 "UNREGISTERED TRADE MARKS" - Vernalis' right, title and interest in the name and mark FROVA and in the logo reproduced in Schedule 7 (The Frova Logo) in the Territory (in each case).

            1.1.102 "USD" - United States Dollars.

            1.1.103 "USE SUGGESTION" - any suggestion by Vernalis to Endo for a new clinical use or indication for Product (including Combination Product) which suggestion ***, provided that Endo provides evidence of such consideration or contemplation within 10 days of Endo's receipt of such Use Suggestion from Vernalis.

            1.1.104 "VALID CLAIM" - either:

                    (a) a claim of an issued and unexpired patent included within Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

                    (b) a claim of a pending patent application included within Patent Rights which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of the application.

            1.1.105 "VERNALIS IP" - the Vernalis Patent Rights, Vernalis Know
                    How, Vernalis Materials and Vernalis Trade Marks whether any of the foregoing are in existence as of the Closing Date or subject to the provisions of Clauses 8.11 and 8.12 come into existence during the term of this Agreement.

            1.1.106 "VERNALIS KNOW HOW" - Know How owned by or licensed to
                    Vernalis either at the Closing Date or subject to the provision of Clauses 8.11 and 8.12 during the term of this Agreement (but excluding for the purposes of this definition the Product Registration and Product Registration Information) that relates to (i) the Compound or its development or previous Commercialisation in the Territory;
                    (ii) Commercialisation outside of the Territory to the extent Vernalis has rights to license the same; (iii) the MAM & Paediatric Development Program; and (iv) Product Enhancements, to the extent Vernalis has rights to license the same.

            1.1.107 "VERNALIS MATERIALS" - Materials owned by or licensed to
                    Vernalis or its Affiliates (other than from Endo) at the Closing Date or subject to the provisions of Clauses 8.11 and 8.12 acquired by Vernalis or its Affiliates during the period of this Agreement which are Materials that are necessary or useful for or which otherwise relate to the development or Commercialisation of Product including Materials used in clinical studies or being or relating to Product Enhancements.

            1.1.108 "VERNALIS PATENT RIGHTS" - the Patent Rights which are owned by or licensed to Vernalis at the Closing Date Covering the Compound or its manufacture or use in the Territory set out in Schedule 8 and subject to the provisions of Clauses 8.11 and 8.12, any other Patent Rights in the Territory which are owned or become owned by or licensed to Vernalis during this Agreement which Cover (i) the making, using or Commercialisation of Compound or Product in the form in which it exists at the Closing Date; and (ii) Product Enhancements, to the extent Vernalis has rights to license the same.

            1.1.109 "VERNALIS SPECIALITY SALES PERSONNEL" - sales
                    representatives employed by Vernalis and engaged in Specialty Detailing pursuant to the Co-Promotion Agreement.

            1.1.110 "VERNALIS TRADE MARKS" - (i) the Registered Trade Marks, and
                    (ii) the Unregistered Trade Marks.

            1.1.111 "YEAR" - any period of twelve (12) months which ends
                    December 31 in each year.

2.    CONDITION PRECEDENT

      2.1 The coming into force and effect of this Agreement is conditional on any applicable waiting period under the Hart Scott Rodino Anti-Trust Improvements Act 1976, as amended, and any regulations made thereunder ("HSR Act") relating to the proposed licenses and transfer of rights pursuant to this Agreement having expired or been terminated. Promptly after the Signature Date, each of Endo and Vernalis shall make any necessary filing under the HSR Act, and the Parties will cooperate as necessary in coordinating such filings. Upon such expiration or termination, and satisfaction of the conditions set forth in Clauses 2.5, 2.6 and 2.7 below, this Agreement shall come into full force and effect.

      2.2 If the condition in Clause 2.1 has not been satisfied by December 31, 2004, any Party may terminate this Agreement with immediate effect at any time thereafter.

      2.3   From the Signature Date until the Closing Date, Vernalis shall:

            2.3.1 conduct its business with respect to the Product in the Territory only in the ordinary course of business, including maintaining and preserving goodwill associated with the Product and confer with, and provide information to, Endo on a regular basis concerning material operational matters and the status of operations and finances relating to the Product in the Territory;

            2.3.2 afford to Endo employees or representatives, reasonable access to Vernalis' offices, properties, books and records that relate to the Product in the Territory, and, to the extent within Vernalis' rights under its existing contractual relationships, reasonable access to customers, vendors, consultants and suppliers that relate to the Product in the Territory, in each case during normal business hours, in order that Endo may make reasonable inspections, investigations, analyses and audits with respect to the Product; and

            2.3.3 promptly notify Endo in writing of (a) any material notice or other material communication from any Regulatory Authority that may affect the Product in the Territory , including any notice of violation; (b) any actions or investigations commenced or threatened related to the Product and (c) the occurrence or non-occurrence of any event, condition or circumstance which would cause any representation or warranty of Vernalis contained in this Agreement to be untrue or inaccurate in any material respect.

      2.4 Within 30 days after the Signature Date, Vernalis shall deliver to Endo, to the extent in its possession or control (and which it is free to disclose) or otherwise available to Vernalis given its current contractual arrangements in effect as of the Signature Date, the following, to the extent they relate to or affect the Product in the Territory, provided, that, delivery of the items set forth in this Clause 2.4 shall not be a condition to the Closing Date, and provided further that Vernalis shall use its best efforts to obtain permission necessary to disclose any of the items set forth in Clause 2.4 which it is not free to disclose (which, for the avoidance of doubt, shall not require Vernalis to make any payments for such permission):

            2.4.1   A list of all investigators ***;

            2.4.2 Documentation as to all formulation work performed to date on the Product, including by both Vernalis, Vernalis' Affiliates and contractors and the Elan Group;

            2.4.3   All documentation relating to the research grants listed on
                    Schedule 4, including investigator-initiated studies of which Vernalis is aware;

            2.4.4 Copies of all Marketing Materials developed prior to and since the Product's initial launch, whether or not actually used to market the Product;

            2.4.5 Copies of all DDMAC correspondence relating to the marketing or sale of the Product prior to and since the initial launch of

                  Product;

            2.4.6 Lists of prescribers, including physicians, nurse practitioners, physician assistants, pharmacies, hospitals and other organizations, to which Product has been Detailed, including any lists for segmentation;

            2.4.7 Report of sampling activity by physician or healthcare provider including units distributed;

            2.4.8 Copies of all Managed Care Agreements, Assigned Contracts and Non-Assignable Contracts;

            2.4.9 A list of all trade customers (retail, wholesale and other) and any applicable rebates, discounts, or administrative payments for each customer and sales and unit history by lot number since the initial launch of the Product in the Territory;

            2.4.10  Updated sales, returns and rebate reports;

            2.4.11 Updated inventory reports showing WIP, API, finished product and samples;

            2.4.12 Copies of any safety agreements to which Vernalis is a party with respect to the Product; and

            2.4.13 Copies of any purchase orders from Elan or Vernalis to the Sharp Corporation in the 12 months prior to the Signature Date.

      2.5   On or before the Closing Date, Vernalis shall ***.

      2.6 On or before the Closing Date, Vernalis shall deliver to Endo a report of "best price" (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(c)(1)(c)) and any other pricing offered to a governmental entity for the Product.

      2.7 Effective as of the Closing Date, the Parties shall have entered into a

            Safety Agreement, in the form agreed pursuant to Clause 3.6.

3.    LICENSE

      3.1 Subject to (i) Vernalis' right to conduct or have conducted the MAM & Paediatric Development Program, (ii) Vernalis' right to conduct a Territory Study and (iii) Vernalis' right to co-promote under Clause 9 and Schedule 10, and in consideration of the payments referred to in Clause 11, Vernalis hereby grants to Endo and its Affiliates with effect from the Closing Date a sole and exclusive (even as against Vernalis) licence for each country of the Territory under Vernalis IP to make, have made, use, Commercialise and have Commercialised the Product including the right to record sales for its own account.

      3.2 For the avoidance of doubt it is declared and agreed that Endo shall not be entitled to sublicense the rights granted to it hereunder without the prior written consent of Vernalis, provided that:

            3.2.1 For the purpose of the exploitation of the rights granted to Endo hereunder in Canada, Endo shall be entitled to sublicense to *** or any replacement for such sublicensee from time to time as notified by Endo to Vernalis in writing;

            3.2.2 For the purpose of the exploitation of the rights granted to Endo hereunder in Mexico, Endo shall be entitled to sublicense from time to time as notified to Vernalis in writing;

            3.2.3 Endo shall not be restricted from appointing distributors, advertisers, public relations agencies, consultants or advisors to assist Endo with Commercialising the Product in the Territory; provided, however, that Endo shall not have the right to appoint any contract sales organization or representatives to assist it and its Affiliates in Detailing, except that ***; and

            3.2.4 Notwithstanding the provisions of this Clause 3.2, Endo shall be entitled to sublicense the rights granted to it hereunder to an Affiliate of Endo.

      3.3 To the extent that Endo is permitted under this Agreement to sublicense the rights granted to it hereunder, Endo shall remain responsible for all of its obligations hereunder and if the acts or omissions of any such sublicensee cause Endo to be in breach of this Agreement, Endo shall be responsible therefor regardless of any remedy that Endo may have against the sublicensee for breach of the sublicense.

      3.4 Forthwith following the Closing Date and during the period of this Agreement, Vernalis shall disclose and make available to Endo the subject matter of any and all then-existing Vernalis IP for use in connection with Endo's making, having made, use and Commercialisation of the Product in the Territory, including, but subject to Clauses 8.11 and 8.12, any and all Vernalis IP comprising or relating to Product Enhancements and relevant Documents. In addition to the foregoing, Vernalis shall also disclose and make available to Endo all information relevant or necessary for Endo to fully exercise its rights and fulfil its obligations hereunder.

      3.5 Vernalis shall, at Vernalis' cost, provide Endo with reasonable assistance including meetings, conference calls, exchange of documents and other appropriate forms of communication to explain knowledge and experience obtained by Vernalis, either directly or through a Third Party, with regard to the Product (and for the avoidance of doubt in addition to the time spent by Vernalis on the Steering Committee) in the period prior to Re-Launch and after the Re-Launch. Furthermore, Vernalis shall disclose, make available and, at the request of Endo, assign, to the extent that Vernalis has the right to do so, to Endo any agreements, rights or obligations which become known to Vernalis after the Closing Date and which are, in Endo's opinion, necessary for the effective Commercialisation of the Product.

      3.6 On the Closing Date, the Parties shall execute a Safety Agreement in a form mutually agreed and which shall be negotiated in good faith. Each Party shall comply with the terms and conditions of the Safety Agreement, including, but not limited to promptly providing one another with all information concerning any charges, complaints or claims reportable to any Regulatory Authority relating to the Product. Vernalis shall ensure that all of its and its Affiliates' future licensees and future sub-licensees outside of the Territory become parties to a safety agreement that contains the same material terms as those set forth in the Safety Agreement (including requirements regarding the timing and substance of reports for adverse events) and are bound to report safety information in accordance with the terms of such safety agreement. Vernalis shall, immediately upon becoming aware of any such information, provide Endo with all information Vernalis receives from any of its current licensees and sublicensees pursuant to any safety agreement in existence on the Signature Date with any of such licensees or sublicensees (or any replacement or successor agreement thereof).

      3.7 Vernalis shall, so far as is permitted by Legal Requirements and without seeking to amend any license in existence as of the Signature Date which it has granted outside the Territory, ensure that its Affiliates and the licensees and sub-licensees of it or any of its Affiliates of the Compound and/or Product outside the Territory do not market or sell such Compound or Product in the Territory.

      3.8 Vernalis hereby grants Endo a royalty-free, non-exclusive, non-sub-licensable and non-assignable license to use the name and mark "Elan", the Elan group corporate logo or any name or mark including or comprising "Elan" (including, without limitation, as part of any of the corporate or trading names of any Elan Group undertaking) and the stylized "e" symbol currently embossed on the Product (the "e" Symbol) (the "Elan Marks") as follows:

            3.8.1 the Elan Marks (other than the "e" Symbol) on packaging of the Product and the "e" Symbol on tablets in both cases which are intended for sale by Endo or its Affiliates on or before February 18, 2005;

            3.8.2 Endo shall no later than *** destroy all existing stocks of Product in packaging bearing any Elan Mark and remove the "e" Symbol from all equipment used to mark the Product in Endo's possession or control; and

            3.8.3 Endo shall not intentionally violate any of the provisions of Clause 11.4 of the Elan Asset Transfer Agreement prior to ***.

4.    TRANSFER OF THE PRODUCT REGISTRATIONS

On or before the Closing Date, or as soon as practicable thereafter, upon written notice from Endo, Vernalis and Endo shall transfer the Product Registrations and the Product Registration Information to Endo free from any Encumbrance. Vernalis shall deliver signed transfer letters to the FDA, Health Canada or any other Regulatory Authority in the Territory, as the case may be, and all other notice, application, submission, report and other instrument, document, correspondence or filing presented to it by Endo that is necessary or useful for the transfer of the Product Registrations to Endo. From the Signature Date until the Product Registrations are transferred to Endo, Vernalis shall:
(i) submit all necessary filings, correspondence and reports, attend all meetings and otherwise conduct all activities required to maintain the Product Registrations, (ii) promptly submit to Endo copies of all filings and correspondence that are submitted to any Regulatory Authority which relates to the Product in the Territory, and (iii) provide Endo with advance written notice of any meetings or telephone calls with any Regulatory Authority in the Territory relating to Product Registrations and allow Endo to participate in all such meetings or telephone calls.

5.    TRANSFER OF OTHER ASSETS/TRANSITIONAL SERVICES AGREEMENT

      5.1 Vernalis hereby transfers effective on (and contingent upon) the Closing Date in the USA transfer to Endo with full title guarantee and free of any Encumbrance:

            5.1.1 in a novation or assignment and in a form satisfactory to Endo acting reasonably, the Managed Care Agreements and Assigned Contracts and the Supply and Technical Agreements;

            5.1.2  the Stock;

            5.1.3 all right, title and interest in the Copyrights (including the Marketing Materials) and the registrations for the Domain Names.

      5.2 Vernalis shall during the Interim Period procure the provision to Endo of the services specified in the Transitional Services Agreement (with the Costs to Vernalis (if any) to be reimbursed by Endo to Vernalis within thirty (30) days of receipt by Endo of Vernalis receipt therefor), but shall terminate each service provided under the Transitional Services Agreement as soon as practicable as agreed between Vernalis and Endo. For the avoidance of doubt it is declared and agreed that such services may be terminated on different dates and, if it is necessary for Vernalis to extend the time period for provision of certain services provided by the Elan Group pursuant to the Transitional Services Agreement (to the extent Vernalis has the right to extend the time period for such services pursuant to the Transitional Services Agreement) to comply with the provisions of this Clause 5, it shall do so. In relation to such services provided by Vernalis, after the Closing Date, Vernalis shall provide to Endo on a weekly basis a report, which will include a description of actions, if any, taken by Vernalis or the Elan Group under the Transitional Services Agreement which may materially affect the Product. Except as otherwise provided in this Clause 5, Vernalis shall cause the Transitional Services Agreement to remain in full force and effect during the Interim Period, and thereafter, to the extent requested by

            Endo, but in no event to extend beyond the expiration date of the Transitional Services Agreement.

      5.3 On and after the Closing Date, Vernalis shall deliver to Endo all purchase orders for Product received by Vernalis or Elan.

      5.4 After the Closing Date, Vernalis will use Commercially Reasonable Efforts to ensure that all Managed Care Agreements relating to the Product which are not assigned to Endo hereunder (the "Non-Assigned Contracts") are maintained by the Elan Group until the earlier of:
            (i) the date Endo provides written notice to Vernalis to terminate the Non-Assigned Contracts or (ii) the expiration of Vernalis' rights in such Non-Assigned Contracts.

      5.5   Payment Obligations.

            5.5.1 Vernalis shall be responsible for any payments, rebates, administrative fees or chargebacks ("Commercial Payments") due to customers (including those payments due under Managed Care Agreements and Non-Assigned Contracts) for Products sold or dispensed up to and on the Closing Date, and Endo shall be responsible for Commercial Payments to customers for Products sold or dispensed after the Closing Date. After the Closing Date, (i) Vernalis shall (through the Transitional Services Agreement) process and pay all Commercial Payments in respect of requests received by it or the Elan Group and (ii) Endo shall process and pay all Commercial Payments in respect of requests received by it. In the event that, with respect to Products sold or dispensed during the Quarter in which the Closing Date occurs, the Parties cannot determine the date on which such Products were sold or dispensed, then the Party that has made a Commercial Payment for such Product shall be entitled to obtain reimbursement from the other Party on a pro rata basis for such Commercial Payment (with Vernalis' pro rata share constituting the proportion of days in the Quarter up to and including the Closing Date, and Endo's pro rata share constituting the proportion of days in such Quarter following the Closing Date). Either Party that has made a Commercial Payment, all or a portion of which is the responsibility of the other Party, shall submit a payment request to the other Party, with supporting documentation, and such other Party shall reimburse the requesting Party for the Commercial Payment (or portion thereof) for which it is responsible within 30 days of receipt of such request. Notwithstanding the provisions of this Clause 5.5.1, if Endo notifies Vernalis that it disputes in good faith the payment of any Commercial Payment for which it would otherwise be responsible and which Vernalis has processed and paid pursuant to the terms hereof, Vernalis shall take all commercially reasonable measures to dispute such Commercial Payment and obtain a refund thereof and Endo shall have no responsibility to reimburse Vernalis for the disputed portion of such Commercial Payment until the dispute is resolved.

            5.5.2 Vernalis shall be responsible for any rebates due to a governmental entity ("Government Rebates") applicable to any Product sold up to and on the Closing Date. The Parties acknowledge that the request for such payments is submitted to the NDC holder of the Product and, as such, Vernalis will receive, process and pay Government Rebates on all Product bearing the Elan NDC and shall within 30 days of payment, submit to Endo an invoice for the amounts of any Government Rebates made on Product sold after the Closing Date. In the event that, with respect to Products sold or dispensed during the Quarter in which the Closing Date occurs, the Parties cannot determine the date on which such Products were sold or dispensed, then the Party that has made a Government Rebate for such Product shall be entitled to obtain reimbursement from the other Party on a pro

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

                   rata basis for such Government Rebate (with Vernalis' pro rata share constituting the proportion of days in the Quarter up to and including the Closing Date, and Endo's pro rata share constituting the proportion of days in such Quarter following the Closing Date). Either Party that has made a Government Rebate, all or a portion of which is the responsibility of the other Party, shall submit a payment request to the other Party, with supporting documentation, and such other Party shall reimburse the requesting Party for the Government Rebate (or portion thereof) for which it is responsible within 30 days of receipt of such request.

            5.5.3 Vernalis shall be responsible for returns from any customer in respect of all Products sold or dispensed on or prior to the Closing Date and Endo shall be responsible for returns in respect of all Product sold or dispensed after the Closing Date, regardless of when such return occurs. Neither Party shall seek to encourage Product returns or accept Product returns other than in the ordinary course of business save, in each case, with the written consent of the other Party. Endo shall process all Product returns received by it and shall destroy the returned Product. Vernalis shall reimburse Endo (within 10 days of request therefor) with respect to any returns of Product sold on or prior to the Closing Date for all Costs relating to the return, including the Cost of destruction and related administrative costs and expenses.

      5.6 For the avoidance of doubt, after the Closing Date, Endo shall book sales in connection with all the Product in the Territory.

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6.    ENDO COMMERCIALISATION

      6.1 Endo and its Affiliates' core obligations in relation to Commercialisation of Product in the Territory shall be as follows (it being agreed that Vernalis' sole remedies for breach by Endo or its Affiliates of Clauses 6.1.2 and 6.1.3 shall be limited to the remedies specified therein):

            6.1.1 to use its Commercially Reasonable Efforts to achieve Re-Launch as soon as practicable. Endo shall promptly inform Vernalis in writing of the occurrence of Re-Launch in each country of the Territory. Endo shall also keep Vernalis notified in writing of Endo's anticipated date of Re-Launch in each country of the Territory;

            6.1.2 within *** days following the Closing Date Endo shall provide to Vernalis a marketing plan for the period commencing on the Closing Date and ending ***. Endo shall also provide to Vernalis no later than *** of each Year, an Annual Marketing Plan and Budget for the upcoming Year that reflects its own internal plans and budgets and is supportive of maximizing the market potential of the Product, including (i) the information set out in Schedule 9, which, with respect to each of Years *** following MAM Product Launch, shall be no less than the *** for such Years, and (ii) the number of Details for the subsequent Year, which, with respect to each of Years *** and ***, and each of the *** following MAM Product Launch, shall be no less than the *** for such Years. The budget shown in any such Annual Marketing Plan and Budget shall be the fixed budget for the Year indicated ("Fixed Budget") and the number of Details shown in any such Annual Marketing Plan and Budget shall be the fixed number of Details for the Year indicated ("Fixed Details"). No later than (i) *** days after the end of each Year of this Agreement or (ii) the date each Year on which Endo is obligated under applicable law to file its annual report on Form 10-K with the United States Securities and Exchange Commission, whichever is later, Endo shall report to Vernalis (i) the amount actually expended by Endo on Commitment in relation to the Product in the Territory in the previous Year and (ii) the number of Details in relation to the Product in the Territory in the previous Year consistent with Schedule 5. If for any two (2) consecutive Years such report shows Endo has not met *** of the Estimated Commitments in each of such Years, royalties payable to Vernalis for the subsequent two
                   (2) years under Clauses 11.9.2 or 11.9.3, as the case may be, shall be calculated as if each of the royalty levels A, B, C, D and E in such clauses were each *** higher;

            6.1.3 use Commercially Reasonable Efforts to provide the Estimated Detailing Effort in each Year specified in Schedule 5. If for any two (2) consecutive Years such report shows that Endo has not met a minimum of *** of the Estimated Detailing Efforts in each of such Years, then Vernalis shall have the right, but not the obligation, to carry out a minimum number of Details equivalent to the average of those not carried out by Endo or its Affiliates in the two Years in question under the Annual Marketing Plan and Budget. If Vernalis elects to increase its number of sales force representatives to make up such shortfall in Details, then for the following two Years, the cost and expenses for such minimum number of additional Details undertaken by such additional sales force representatives shall be borne by Endo under the terms set forth in Clause 9 hereto. Vernalis shall cooperate and coordinate with Endo the deployment of any such additional sales force representatives and Detailing effort; and

            6.1.4 use Commercially Reasonable Efforts to exploit the lifecycle of the Product in accordance with best practice in the pharmaceutical industry by carrying out, where appropriate as determined by Endo in its reasonable opinion, Clinical Studies and obtaining new Marketing Authorisations for the Product in the Territory.

      6.2 Subject always to the provisions of Clause 6.1, Endo and its Affiliates shall use Commercially Reasonable Efforts to Commercialise Product in the Territory as follows:

            6.2.1 at all times deploy sales personnel (including any Vernalis Specialty Sales Personnel utilized in accordance with the Co-Promotion Option) as may be necessary to promote the Product in the Territory, taking into account the sales volume of the Product, the number of competitors, the regulatory environment, the potential for sales in a geographic area, the cost of sales personnel, and other factors affecting Commercialisation;

            6.2.2 market and promote the Product in accordance with the Marketing Authorisation;

            6.2.3 provide Vernalis with (i) copies of any scientific or technical publications relating to the Product, the Compound or any Clinical Study that it proposes to publish no later than *** days prior to submission for publication and (ii) copies of advertising, marketing or promotional information or materials (in written, electronic or other forms) relating to the Product, the Compound, any Clinical Study (including reports of Clinical Studies used as promotional material) or any Product Enhancement;

            6.2.4 notify Vernalis of the outcome of any inspections by any Regulatory Authority of which Endo becomes aware (either in the Territory or outside of the Territory) of the facilities at which Product is formulated, packaged and labelled;

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

            6.2.5 not engage, either directly or indirectly, in the manufacture or distribution of any pharmaceutical products which is or contains a triptan and which therefore compete with the Product in the Territory, provided, however, that in the event of a Change of Control of Endo, the restrictions in this Clause 6.2.5 shall no longer be effective, but instead, for the Year following such Change of Control of Endo, if (i) Endo (or its successor) does not meet (A) *** of the Estimated Commitments as set forth in Clause 6.1.2 (if applicable) or (B) *** of the Estimated Detailing Efforts as set forth in Clause 6.1.3 (if applicable) or (ii) if such Change of Control occurs after the *** anniversary of the Closing Date and in the Year subsequent to such Change of Control Endo (or its successor) fails to meet at least *** of the Fixed Details and Fixed Budget set forth in the Annual Marketing Plan and Budget for such Year, Vernalis shall have the right to then terminate this Agreement on *** written notice to Endo;

            6.2.6  not seek customers, establish any branch or maintain any distribution depot for the Product in any country which is outside the Territory; and

            6.2.7 not promote or otherwise solicit sales of the Product in any country outside of the Territory.

      6.3 Before using a Domain Name, Endo and Vernalis shall agree as to the design of the homepage of such Domain Name, such agreement not to be unreasonably withheld or delayed.

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

7.    MANAGEMENT OF THE RELATIONSHIP

      7.1 With effect from the Closing Date the Parties shall establish and run the Steering Committee ("SC") as follows:

            7.1.1 The SC shall comprise six (6) persons ("Members") and Endo and Vernalis respectively shall be entitled to appoint three
                   (3) Members, to remove any Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such Member appointed by it. The initial Members shall be as follows:

                                  ENDO MEMBERS

                      ***
                      ***
                      ***

                                VERNALIS MEMBERS

                      ***
                      ***
                      ***

                   Endo and Vernalis respectively shall each notify the other of any change in the identities of their Members from time to time. Members may be represented at any meeting by another person designated by the absent Member. There will be a Chairperson who will alternate between one of the Vernalis Members and one of the Endo Members at each meeting.

            7.1.2 The SC is not a decision making body but a forum through which the Parties can liase concerning the Commercialisation of the Product both inside and outside the Territory. Vernalis acknowledges and agrees that all decisions relating to the Commercialisation of the Product in the Territory shall be in the sole discretion of Endo, provided always that nothing in this

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

                   provision shall derogate from Endo's obligations under this Agreement.

            7.1.3 The venue for meetings shall alternate between the premises of the Parties. Each Party shall be responsible for its own expenses, including travel and accommodation Costs incurred in connection with SC meetings.

            7.1.4 The SC shall have power to invite persons whose special skills or influence might assist an SC meeting, in confidence and upon behalf of the SC, to attend and address meetings of the SC. For the avoidance of doubt it is agreed that such persons shall not be Members.

            7.1.5 The SC Chairperson is responsible for promptly preparing the minutes of any SC meeting, seeking unanimous approval of those minutes from the Members who participated in the meeting, signing and dating the approved minutes and promptly distributing a copy of the signed minutes to each Party. It is only such signed and dated minutes which shall constitute acceptance by the SC.

      7.2 The SC shall hold meetings in person as frequently as the Members may agree shall be necessary during the period of this Agreement, or more frequently upon the reasonable request of either Party, but in any event no less frequently than monthly during the first six months following the Closing Date and no less frequently than once a Quarter thereafter. Dates of meetings to be held in person shall be agreed by the Parties not less than thirty (30) days beforehand; responsibility for arranging the meetings, including, at least, providing notice and an agenda, shall alternate between the Parties; the first meeting will take place as soon as practicable after the Closing Date, but in no event later than twenty (20) Business Days after the Closing Date and will be organised by Endo.

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

      7.3 No later than ten (10) days prior to each meeting of the SC, Endo and Vernalis will each provide the other with written copies of all materials they intend to present at any SC meeting, which until completion of the MAM & Paediatric Development Program shall include a written report from Vernalis summarising its conduct of the MAM & Paediatric Development Program since the previous meeting and any material results. After receipt of any such report, either Party may request additional information, and the Party to whom such request is made shall promptly provide to the other Party such information.

      7.4   The SC shall have the following particular functions:

            7.4.1 it shall be the forum through which Vernalis reports its progress with and the results of the MAM & Paediatric Development Program;

            7.4.2 it shall be the forum through which each Party reports to the other Party details of any clinical study in relation to Product or Product Enhancements which, in the case of Endo, it or its Affiliates, or which, in the case of Vernalis it, its Affiliates and its and its Affiliate's licensees and for each of Endo's and Vernalis' and their respective Affiliate's sub-licensees are proposing to carry out;

            7.4.3 it shall be the forum through which the results of any such clinical study are reported and through which any publications or other advertising, marketing or promotional information or materials are exchanged;

            7.4.4 it shall be the forum through which each Party reports to the other Party details of any Product Enhancement made by the first Party or its Affiliates, or in the case of Vernalis, Vernalis, its Affiliates and licensees and sub-licensees of it or any of its Affiliates. In this respect, each Party shall have a positive obligation to report at each SC meeting upon any such Product Enhancements which have been made by it since the previous SC meeting; and

            7.4.5 it shall be the forum through which Vernalis makes Use Suggestions to Endo.

      7.5 Both Parties acknowledge and agree that they intend to be as transparent as reasonably possible with each other on all material issues relating to Commercialisation of Product, its further development and the development and Commercialisation of Product Enhancements both inside and outside the Territory and that the forum for achieving such transparency shall be the SC.

8.    FURTHER DEVELOPMENT OF THE PRODUCT

      8.1 Subject to Clause 8.2, Vernalis shall undertake and assume responsibility for completion of the MAM & Paediatric Development Program. *** of the cost and expense of the MAM & Paediatric Development Program, including internal FTE cost and expense directly related to the conduct thereof, shall be the responsibility of Vernalis, and Vernalis shall liase with Endo through the SC in an effort to obtain a "***" (as defined in Schedule 1) indication for the MAM Product. Notwithstanding the foregoing, and without prejudice to any rights and remedies of Endo hereunder, Endo at its option may assume the cost and expense of the MAM and Paediatric Development Program following notice to Vernalis. Within thirty (30) days of the completion of any clinical trial forming part of the MAM & Paediatric Development Program (such completion to have occurred when the data on safety and efficacy have been analysed statistically and have undergone quality control in accordance with
            GCP) by Vernalis it shall make a Formal Presentation in relation thereto to Endo and shall supply to Endo all Vernalis Know How necessary or useful in the case of the MAM Product for Endo to prepare and submit a filing for an NDA for the MAM Product in the Territory and, in the case of the Paediatric study, for Endo to submit to the FDA.

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

            Endo shall be responsible for registration of the Product for MAM in the Territory. Endo shall keep Vernalis fully informed concerning the progress of such registration and shall invite Vernalis to participate in any meeting or conference calls held with FDA, Health Canada or other Regulatory Authority concerning such registration.

      8.2 Vernalis shall use Commercially Reasonable Efforts to complete the MAM & Paediatric Development Program as follows:

            8.2.1 Until the Initial FDA Meeting, Vernalis shall hold and be the party of record for the MAM Product IND. Promptly following the Initial FDA Meeting, Vernalis shall transfer the MAM Product IND to Endo free from any Encumbrance. Vernalis shall deliver signed transfer letters to the FDA and all other notice, application, submission, report and other instrument, document, correspondence or filing presented to it by Endo that is necessary or useful for the transfer of MAM Product IND to Endo.

            8.2.2 Vernalis shall ensure that the MAM & Paediatric Development Program is carried out in accordance with GLP, GCP and GMP. Any animals involved in the MAM & Paediatric Development Program shall be provided humane care and treatment in accordance with current generally accepted veterinary practice;

            8.2.3 Vernalis shall keep or cause to be kept detailed written records and reports of the progress of the MAM & Paediatric Development Program in sufficient detail and in good scientific manner appropriate for all purposes including Marketing Authorisation purposes and patent purposes. These written records and reports shall properly reflect all the work done and the results achieved in carrying out the MAM & Paediatric Development Program;

            8.2.4 During the period of the MAM & Paediatric Development Program, Vernalis shall be responsible at its cost and expense for supplying all quantities of Product required for the purposes of conducting any human or other studies within the MAM & Paediatric Development Program; and

            8.2.5 Vernalis shall conduct and complete, prior to the date required by the FDA (or any extensions agreed with the FDA), the Paediatric development program of the Product set out in
                   Schedule 3 hereto.

      8.3 Vernalis shall provide Endo with copies of any scientific or technical publications produced by Vernalis, its Affiliates, and licensees and sub-licensees of Vernalis or any of its Affiliates regarding the Product or Compound no later than ten (10) days prior to submission for publication.

      8.4 Endo shall prepare, submit and prosecute all NDAs and other Regulatory Authority filings and applications required to obtain all necessary Marketing Authorisations and pricing approvals to Commercialise the MAM Product in each country of the Territory. Endo shall be the owner and party of record for all such filings, applications and approvals. The Costs associated with the preparation, submission and prosecution of all NDAs and other regulatory filings and applications shall be borne by Endo. At the request of Endo, Vernalis shall take all necessary and appropriate actions to assist Endo in the preparation of all NDAs and other Regulatory Authority filings and applications, including providing required information with respect to the study design, data collection and results of the MAM & Paediatric Development Program. Endo shall promptly inform Vernalis in writing of each NDA filing made or Marketing Authorisation obtained by Endo or its Affiliates in each country of the Territory in relation to the MAM Product.

      8.5 During the term of the MAM & Paediatric Development Program and for a period of three (3) years thereafter, Vernalis shall retain accurate and complete records showing the time devoted and activities performed by each Vernalis person in performing Vernalis' obligations under the MAM & Paediatric Development Program in sufficient detail such that the number of Vernalis FTEs applied to the MAM & Paediatric Development Program during each Quarter thereof can be accurately determined.

      8.6 Endo shall communicate the form and protocol of any Clinical Study it proposes to undertake or have undertaken on its behalf to the SC and the form and protocol of any such Clinical Study as reviewed by a Regulatory Authority, in each case prior to the commencement of any such study. Endo shall give due consideration to the views of the SC in respect of any Clinical Study. Endo shall be responsible for the design and cost and expense of the conduct of any such Clinical Study. Endo may request Vernalis to conduct any such Clinical Study or otherwise provide assistance to Endo in relation to any such Clinical Study, and, if the Parties can agree to terms therefor (which shall include Endo paying the Cost of such Clinical Study), Vernalis shall conduct such Clinical Study or provide such other assistance. Subject to any such involvement of Vernalis, Endo shall be responsible for the conduct of any such Clinical Study, shall provide all medical resources and Clinical Study monitors and shall keep appropriate and complete data and records of all such trials and testing activities. Endo shall keep the SC regularly informed as to the conduct, progress and results of any Clinical Study and of its communications with any Regulatory Authority in connection therewith including details of any prospective meetings or calls and shall provide to Vernalis copies of correspondence and meeting notes with a Regulatory Authority which in Endo's reasonable opinion are material. Vernalis may, at its sole option and expense, attend any meeting or participate in any call with a Regulatory Authority relating to such a Clinical Study or in any meeting with a clinical research organisation appointed by Endo to conduct the Clinical Study or the research investigators. Endo shall (at a SC meeting) give a Formal Presentation to Vernalis in relation to each Clinical Study conducted by it or on its behalf and Vernalis shall have prompt and full unrestricted access to the final report and results of any Clinical Study and the related Endo Know How.

      8.7 If, having received the final form and protocol of any Clinical Study which Endo wishes to carry out, Vernalis using its commercially reasonable judgement decides that the conduct or outcome of that Clinical Study could seriously damage the world-wide market for the Product, Vernalis shall have the right to submit to Endo its reasons together with verifiable data supporting such reasons. If Endo still wishes to go ahead with such Clinical Study, Endo and Vernalis shall meet and endeavour to agree to a plan for the conduct of a Clinical Study in similar form which could be carried out. If following such a meeting the Parties still cannot agree whether the Clinical Study is likely to seriously damage the world-wide market for the Product, Endo will not conduct such Clinical Study.

      8.8 Vernalis shall communicate the form and protocol of any clinical study it, its Affiliates, or any licensee or sub-licensee of it or its Affiliates proposes to undertake in relation to Product or Product Enhancements or have undertaken to the SC and the form and protocol of any such clinical study as reviewed by a Regulatory Authority, in each case prior to the commencement of any such study. Vernalis shall give due consideration to the views of the SC in respect of any such clinical study. Vernalis shall keep the SC regularly informed as to the conduct, progress and results of any such clinical study and of the communications of it, its Affiliates, or any licensee or sub-licensee of it or its Affiliates, with any Regulatory Authority in connection therewith, including details of any prospective meetings or calls and shall provide to Endo copies of correspondence and meeting notes with a Regulatory Authority which in Vernalis' reasonable opinion are material. Endo may, at its sole option and expense, attend any meeting or participate in any call with a

            Regulatory Authority relating to such a clinical study or in any meeting with a clinical research organisation appointed by Vernalis, its Affiliates, or any licensee or sub-licensee of Vernalis or its Affiliates to conduct the clinical study or the research investigators. Vernalis shall (at a SC meeting) give a Formal Presentation to Endo in relation to each clinical study conducted by it, its Affiliates, or a licensee or sub-licensee of it or its Affiliates in relation to Product or Product Enhancements, and Endo shall have prompt and full unrestricted access to the final report and results of any such clinical study and the related Vernalis Know How.

      8.9 If, having received the final form and protocol of any clinical study which Vernalis, its Affiliates, or a licensee or sub-licensee of Vernalis or its Affiliates wishes to carry out in relation to Product or Product Enhancements, Endo using its commercially reasonable judgement decides that the conduct or outcome of that clinical study could seriously damage the market for the Product in the Territory, Endo shall have the right to submit to Vernalis its reasons together with verifiable data supporting such reasons. If Vernalis, its Affiliates, or the licensee or sub-licensee of Vernalis or its Affiliates still wishes to go ahead with such clinical study, Endo and Vernalis shall meet and endeavour to agree a plan for the conduct of a clinical study in similar form which could be carried out. If following such a meeting the Parties still cannot agree whether the clinical study should be carried out, Vernalis, its Affiliates, or the licensee or sub-licensee of Vernalis or its Affiliates will not conduct such clinical study.

      8.10 In the event that Vernalis or any of its Affiliates seeks to undertake a Territory Study, it shall communicate the form and protocol of such Territory Study to the SC. Vernalis shall not undertake any Territory Study without the prior written consent of Endo.

      8.11 In the event that Vernalis or its Affiliates develop a Product Enhancement during the term of this Agreement, Endo shall have the

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

            option, but not the obligation, to take responsibility at its sole cost for the technical, clinical and commercial development of such Product Enhancement in the Territory. Endo may exercise such option at any time following the date of notification of the Product Enhancement by Vernalis at the SC meeting. Regardless of whether Endo exercises the option under this Clause 8.11, Vernalis or its Affiliates shall not be entitled to exploit or utilise the Product Enhancement in the Territory.

      8.12 In the event that Endo exercises the option granted in Clause 8.11, Vernalis shall, subject to Clause 8.13, transfer and make available to Endo the Vernalis Know How relating to such Product Enhancement and Endo's license under Clause 3.1 to such Product Enhancement shall become effective.

      8.13 Endo shall not be obliged to make any upfront or milestone payment to Vernalis in respect of the Product Enhancement licence to which reference is made in Clause 8.12, but shall pay royalties on Net Sales of such Product Enhancement either as if it were Product or Combination Product as the case may be. Any Net Sales of such Product Enhancement shall be taken into account with Net Sales of the Product when calculating the milestone events and royalty levels as specified in Clause 11.6 or 11.9. The period for the payment of royalties specified in Clause 11.11 with respect to a Product Enhancement for which Endo has exercised the option set forth in Clause 8.11 shall be extended, on a country by country basis, according to whether such Product Enhancement is (i) Covered by Valid Claims of Vernalis Patent Rights in patents, or (ii) granted orphan designation or other regulatory or administrative protection, in each case conferring market exclusivity to Endo for the Product in such country in the Territory and only for so long as Endo in its sole discretion decides to continue to sell such Product Enhancement Covered by such patents or granted orphan designation or other administrative protection.

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      8.14  In the event that Endo or its Affiliates develops a Product
            Enhancement during the term of this Agreement, Vernalis shall have the option, but not the obligation, to take responsibility at its sole cost for the technical, clinical and commercial development of such Product Enhancement outside the Territory. Vernalis may exercise this option at any time following the date of notification of the Product Enhancement by Endo at an SC meeting. Regardless of whether Vernalis exercises the option under this Clause 8.14, Endo shall not be entitled to exploit or utilise the Product Enhancement outside the Territory.

      8.15  In the event that Vernalis exercises the option granted in Clause
            8.14 Endo shall, subject to Clause 8.15.1 or 8.15.2, as applicable, transfer and make available to Vernalis the Endo Know How relating to such Product Enhancement and Vernalis shall have the following license (to the extent Endo has rights to license the same):

            8.15.1 in the case of Endo IP relating solely to a Product Enhancement where Endo or its Affiliates or contractors have generated the Endo Know How or Endo Patent Rights as a result of a Use Suggestion, Vernalis shall have a sub-licensable, fully paid-up, royalty free license to develop, make, have made, use, Commercialise and have Commercialised such Product Enhancements outside the Territory; or

            8.15.2 in the case of Endo IP relating to the Product Enhancement where Endo or its Affiliates or contractors have not generated such Endo IP as a result of a Use Suggestion, Vernalis shall have a sub-licensable royalty-bearing license to develop, make, have made, use, Commercialise and have Commercialised such Product Enhancements outside the Territory on terms to be agreed between Endo and Vernalis negotiating in good faith. Vernalis shall not use or sub-license such Endo IP unless and until such a license is entered into in writing by the Parties.

      8.16 Vernalis shall use its best efforts to procure that its and its Affiliates' licensees and sub-licensees make Product Enhancements available (through Vernalis) in the Territory for use by Endo on at least as favorable terms as are available to Vernalis or its Affiliates from their licensees or sublicensees outside the Territory.

9.    CO-PROMOTION

      9.1 For so long as Endo is deploying sales force representatives to Commercialise the Product in the USA, Vernalis shall have the option to co-promote the Product with Endo in USA with effect from *** using Vernalis Specialty Sales Personnel as part of a Specialty Sales Force. Endo shall reimburse Vernalis a portion of the Cost of such Vernalis Specialty Sales Personnel. This shall be calculated by reference to a percentage of the Cost per Detail up to a maximum number of Details carried out by Vernalis in the five Years 2006, 2007, 2008, 2009 and 2010, as specified in the following table. The percentage of the Cost per Detail will vary according to whether the Vernalis Specialty Sales Personnel exclusively Detail the Product or whether they Detail the Product and any other product according to the following table.

           YEARS                    2006        2007        2008        2009        2010
--------------------------          ----        ----        ----        ----        ----
Maximum no. of Details to            ***         ***        ***          ***         ***
be reimbursed

% of  *** where ***                  ***         ***        ***          ***         ***
Vernalis Specialty Sales
Personnel Detail only the
Product

% of  *** where ***                  ***         ***        ***          ***         ***
Vernalis Specialty Sales
Personnel Detail one or
more other products

            9.1.1 On the basis of the foregoing financial terms, Vernalis Specialty Sales Personnel shall have the right to Detail other products in addition to the Product, provided that such other products are not for the treatment of migraine or post herpetic neuralgia or in direct competition with products in other therapeutic areas that are being Commercialised by Endo or are in Phase III Clinical Trial or have completed clinical proof of principle by Endo.

            9.1.2 If at any time Vernalis wishes to provide additional Details in excess of the number of Details to be reimbursed by Endo, it may provide such additional Details provided that the total number of Details provided by Vernalis (including Details provided pursuant to Clause 9.1) does not exceed *** the maximum number of Details required to be reimbursed by Endo pursuant to Clause 9.1 (unless otherwise agreed in writing by Endo) at Vernalis' own cost. Endo shall support any such additional Detailing effort with the provision of marketing materials, samples and, to the extent reasonable, training comparable to that given to Endo's own field force representatives at Endo's cost through ***, and thereafter at Vernalis' cost.

      9.2 The Co-Promotion Option may be exercised by Vernalis by written notice to Endo at any time during the period prior to *** specifying the number of Details which Vernalis is proposing to carry out in the Year ***. The precise number of Details up to the maximum in any Year to be provided by Vernalis in any Year after *** shall be notified in writing by Vernalis to Endo no later than *** the previous Year.

      9.3 Upon the exercise by Vernalis of its Co-Promotion Option, the Parties shall on or before *** negotiate and agree to detailed terms of a Co-Promotion Agreement for USA which will come into effect on *** in the USA based on the terms set out in Schedule 10. If the Parties fail to agree detailed terms of a Co-Promotion Agreement for USA, Vernalis shall nonetheless have the right to promote the Product in the USA for so long as Endo is Commercialising the Product in the USA using its own sales force representatives on the following basis:

            9.3.1   on the terms of Clause 9.1;

            9.3.2 liasing regularly with Endo on the sales force call and deployment plan, including providing Endo with a copy of Vernalis proposed call and deployment plan, and, so far as Vernalis is reasonably able to do so, cooperating and coordinating with Endo on creation and implementation of that call and deployment plan;

            9.3.3 Endo shall support such promotion efforts of Vernalis at Endo's Cost through *** with the provision of marketing materials, samples, and, to the extent reasonable, training;

            9.3.4 with no restriction on Vernalis' ability to provide or co-promote other products at the same time utilising the same sales representatives, provided that such other products are not for the treatment of migraine or post herpetic neuralgia or in direct competition with products in other therapeutic areas that are being Commercialised by Endo or are in Phase III Clinical Trial or have completed clinical proof of principle by Endo; and

            9.3.5 all sales of the Product or MAM Product generated as a result of any of Vernalis promotional activities shall be booked by Endo and the applicable royalty under Clause 11 paid to Vernalis by Endo.

10.   INTELLECTUAL PROPERTY - OWNERSHIP

      10.1 Any and all Vernalis IP shall as between Endo and Vernalis be owned by Vernalis. Vernalis shall own all right, title and interest in and to all Product Enhancements made by or on behalf of Vernalis subject always to the provisions of Clause 8.11 and Clause 8.12.

      10.2 Any and all Endo IP shall as between Vernalis and Endo be owned by Endo. Endo shall own all right, title and interest in and to all Product Enhancements made by or on behalf of Endo subject always to the provisions of Clause 8.14 and Clause 8.15.

11.   PAYMENTS

      11.1 In consideration of the license rights granted hereunder Endo will pay to Vernalis on the Closing Date an upfront fee equal to thirty million USD (USD 30,000,000).

      11.2 In consideration of the Stock sold hereunder (i) within thirty (30) days of agreement or determination of the Inventory Statement to which reference is made in Schedule 2, Endo will pay to Vernalis a sum equal to the actual Cost specified in the Inventory Statement and (ii) if appropriate, Vernalis shall pay Endo any amounts due pursuant to paragraph 10 of Schedule 2.

      11.3 Within thirty (30) days of the first anniversary of the Closing Date and Endo's receipt of an invoice therefor, Endo will pay to Vernalis a one year anniversary payment equal to fifteen million USD (USD 15,000,000).

      11.4 Within thirty (30) days of the second anniversary of the Closing Date and Endo's receipt of an invoice therefor, Endo will pay to Vernalis a two year anniversary payment equal to fifteen million USD (USD 15,000,000).

      11.5 The following development milestone payment shall be paid by Endo to Vernalis in relation to the MAM Product:

            11.5.1 forty million USD (USD 40,000,000) upon receipt of the Marketing Authorisation in the USA of the Product for MAM.

      11.6 The following sales milestone payments shall be payable as set forth below:

            11.6.1 *** USD (USD ***) one time payment for the first time that aggregate Net Sales in a Year surpass *** USD (USD ***);

            11.6.2 *** USD (USD ***) one time payment for the first time that aggregate Net Sales in a Year surpass *** US dollars
                    (USD ***);

            11.6.3 *** USD (USD ***) one time payment for the first time that aggregate Net Sales in a Year surpass *** US dollars (USD ***);

            11.6.4 *** USD (USD ***) one time payment for the first time that aggregate Net Sales in a Year surpass *** US dollars (USD ***);

            11.6.5 *** USD (USD ***) one time payment for the first time that aggregate Net Sales in a Year surpass *** US dollars (USD ***); and

            11.6.6 Seventy-five million USD (USD 75,000,000) one time payment for the first time that aggregate Net Sales in a Year surpass one thousand two hundred million US dollars (USD 1,200,000,000).

      11.7 Each of the milestone payments subject to Clauses 11.5 and 11.6 shall only be payable by Endo upon the first occurrence of the applicable event whenever it occurs and shall be payable even if more than one applicable event occurs in a Year, unless otherwise noted. Such milestone payments are non-refundable in any circumstances whatsoever and are not creditable against the royalties due under Clause 11.9.

      11.8 Endo shall report the occurrence of each milestone event to Vernalis within thirty (30) days of its occurrence and at the same time shall make the milestone payment to Vernalis for which Clauses 11.5 and
            11.6 provide.

      11.9 Endo will pay to Vernalis royalties on a Product by Product basis for all Products as set forth below:

            11.9.1 Except as otherwise provided in this Clause 11.9.1, no royalties shall be payable with respect to any Year ending on or before ***. Notwithstanding the foregoing, if aggregate Net Sales of Product in the Territory by Endo, its Affiliates, its agents and its sublicensees in any Year ended on or before *** are greater than *** USD (USD ***), then Endo shall pay to Vernalis royalties on aggregate Net Sales of the Product in the Territory in excess of USD ***, but only to the extent Net Sales of the Product in the Territory exceed USD *** for such Year, in accordance with the royalty rates set forth in Clause 11.9.2 or Clause 11.9.3, as applicable. No royalties shall be payable with respect to the first USD *** of Net Sales of Product in the Territory for any Year ending on or before ***.

            11.9.2 If Marketing Authorisation for Product for MAM has not been approved, then royalties shall be calculated as follows:

                    royalty = A + B + C + D + E

                    where,

                    A equals *** per cent (***%) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is less than or equal to *** USD (USD ***);

                    B equals *** percent (***%) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is greater than *** USD (USD ***) and less than or equal to *** USD (USD ***);

                    C equals *** percent (***%) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is greater than *** USD (USD ***) and less than or equal to *** USD (USD ***);

                    D equals *** percent (***%) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is greater than *** USD (USD ***) and less than or equal to *** USD (USD ***); and

                    E equals *** percent (***%) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is greater than *** USD (USD ***).

            11.9.3 if Marketing Authorisation for the MAM indication has been approved, then royalties shall be calculated as follows for Net Sales subsequent to the effective date of such Marketing
                    Authorization:

                    royalty = A + B + C + D + E

                    where,

                    A equals *** per cent (***%) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is less than or equal to *** USD (USD ***);

                    B equals *** percent (*** %) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is greater than *** USD (USD ***) and less than or equal to *** USD (USD ***);

                    C equals *** percent (***%) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is greater than *** USD (USD ***) and less than or equal to *** USD (USD ***);

                    D equals *** percent (***%) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is greater than *** USD (USD ***) and less than or equal to *** USD (USD ***); and

                    E equals *** percent (***%) of that portion of aggregate Net Sales of Product in the Territory, which, during the Year in question, is greater than *** USD (USD ***).

      11.10  For the purposes of milestone and royalty payments under Clauses
             11.6 and 11.9, all formulations (e.g. tablets, gel caps, topical formulations, parenteral formulations, sustained release formulations etc) of a Product will be considered to be the same Product, regardless of the indications for which such Product may be used.

      11.11 Royalties under Clause 11.9 shall be payable on a country by country basis for a Product for the shorter of (i) the period of time that (a) there are Valid Claims of those Vernalis Patent Rights set out in Schedule 8 or Endo Patent Rights which result from a Use Suggestion for such Product, or (b) such Product is granted orphan designation or other regulatory administrative protection as a result of a Use Suggestion, in each case conferring market exclusivity to Endo for such Product in such country of sale, whichever is longer, or (ii) the date when a Generic Version of such Product is first offered in such country for sale, but in no event for longer than twenty (20) years from the Closing Date in each country of the Territory (unless and for so long as Endo sells Product Enhancements as set forth in Clause 8.13, pursuant to which royalties shall be paid with regard to such Product Enhancements).

      11.12 In the event that for any Product in any country of the Territory royalties are no longer payable under Clause 11.11(i) and it is prior to the twenty (20) year anniversary of the Closing Date, Endo may thereafter continue to use (i) the Vernalis Trade Marks or (ii) any trade marks used by Endo pursuant to Clause 13.1 for the MAM Product or for any indication other than the indication of migraine existing at the Closing Date or in relation to a Combination Product or a Product Enhancement (excluding the ENDO name, mark and associated logo (or successor mark or logo)) (the "Endo-Developed MAM Trade Marks") (and for the avoidance of doubt

             Endo shall have the right to terminate such use in such circumstances on a country-by-country basis upon giving written notice to Vernalis), provided that Endo shall, for the balance of such period in such country to the extent it chooses to make such use, pay to Vernalis a trade mark usage fee of *** of Net Sales of the Product sold under Vernalis Trade Marks and/or the Endo-Developed MAM Trade Marks in such country in the Territory, and shall, following such 20 Year period, have the right to continue using the Vernalis Trade Marks on a royalty-free basis (the Parties acknowledging that Endo, as the owner of the Endo-Developed MAM Trade Marks, shall have such right and all other rights with respect to such Endo-Developed MAM Trade Marks).

      11.13  Endo shall make the royalty payments due to Vernalis under Clause
             11.9 or 11.12 at Quarterly intervals. Within *** days of the end of each Quarter after Closing Date in any country, Endo shall pay all monies due to Vernalis under Clause 11.9 or Clause 11.12. Each royalty payment shall be accompanied by a report summarising the Net Sales of the Product (including the various elements of the Net Sales calculation) on a country-by-country basis in the Territory during the relevant Quarter the currency conversion rate, if applicable, the taxes withheld, if any, which royalty calculation is being applied and the total royalty payments due.

      11.14 Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be made as follows. When calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into USD using the average monthly rate of exchange for such currencies at the time published in Wall Street Journal in accordance with Endo's then current standard practices;

      11.15 Endo shall make all payments to Vernalis under this Agreement in USD from the USA. All payments under this Agreement shall be made free and clear of and without set off, deduction or deferment in respect of any taxes, disputes or claims whatsoever unless required by law or practice of any Competent Authority provided always that (i) Endo shall have the right to set off against any sums due from it to Vernalis under this Agreement any Monies following an Event of Default until all such Monies have been paid but for no longer, and
             (ii) both Parties shall have a right of set off as set forth in Clause 15.11. Endo and Vernalis shall co-operate to minimize any deduction or withholding in relation to any payments pursuant to this Agreement and, without limitation, Vernalis shall provide Endo with a W-8BEN (or successor form) duly executed by Vernalis.

      11.16 Endo and its Affiliates shall keep and shall require its sublicensees to keep, full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to Vernalis and in compiling the reports due from Endo under Clauses 6.1.2 and 6.1.3 for a minimum period of *** years. Upon timely request by Vernalis, Vernalis shall have the right to instruct an independent, internationally recognized, accounting firm to perform an audit, conducted so far as appropriate in accordance with GAAP, as is reasonably necessary to enable such accounting firm to report to Vernalis the Net Sales of Product for the period or periods requested by Vernalis or to report to Vernalis on the accuracy of the reports issued by Endo under Clauses 6.1.2 and 6.1.3 on the following basis:

            11.16.1 such firm of accountants shall be given access to and shall be permitted to examine and copy such books and records upon twenty (20) Business Days notice having been given by Vernalis and at all reasonable times on Business Days for the purpose of certifying to Vernalis either that the Net Sales calculated and reported by Endo or its Affiliates during any Year were calculated correctly in accordance with this Agreement (and if such certification cannot be given specifying the reasons why which will enable the Parties to recalculate the relevant sums) or that a report issued by Endo under Clause 6.1.2 or 6.1.3 was accurate;

            11.16.2 prior to any such examination taking place, such firm of accountants shall undertake to Endo that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including Vernalis, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to issue the certificate to Vernalis which this Clause 11.16 envisages;

            11.16.3 any such access examination and certification shall occur no more frequently than once per year and will not go back over records more than *** years old unless a discrepancy is found;

            11.16.4 Endo shall make available personnel to answer queries on all books and records required for the purpose of that certification;

            11.16.5 any such certification shall be final in so far as it relates to a report issued by Endo under Clause 6.1.2 or 6.1.3; and

            11.16.6 if the certification is in disagreement with the Net Sales as calculated by Endo, Endo shall notify Vernalis within ten
                    (10) days of receipt by Endo whether or not Endo agrees with the certification. If Endo notifies its agreement with the certification within the ten (10) day period or fails to give any notification with that period, the Net Sales calculated by the certification shall be used for purposes of calculating any monies owed and any monies owed by one Party to the other shall be paid by that Party. The Cost of the accountant shall be the responsibility of Endo if the recalculation shows the Endo's previous figures supplied to Vernalis to be inaccurate by more than the lesser of USD$ *** or *** and the responsibility of Vernalis otherwise.

            11.16.7 If within ten (10) days starting on the day after receipt of the notification referred to in Clause 11.16.6, Endo and Vernalis have not agreed to the terms in dispute in relation to the certification, either Party may refer the items in dispute to a partner of at least 10 years qualified experience at an independent, internationally recognized, public accounting firm agreed by the Parties in writing for final and binding resolution, or failing agreement on the identity of the public accounting firm within fifteen (15) days starting on the day after receipt of the notification referred to in Clause 11.16.6, an independent, internationally recognized, public accounting firm appointed on the application of either Party by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such person appointed shall act on the following basis:

                    11.16.7.1 such person shall act as an expert and not as an arbitrator;

                    11.16.7.2 such person's terms of reference shall be to
                              determine the matters in dispute within 20 days of his appointment;

                    11.16.7.3 the Parties shall each provide such person with
                              all information relating to the items in dispute which such person reasonably requires and such person shall be entitled (to the extent he considers appropriate) to base his determination on such information;

                    11.16.7.4 the decision of such person is, in the absence of fraud or manifest error, final and binding on the Parties; and

            11.16.7.5 such person's Costs shall be paid by Endo and Vernalis as such person may determine.

      11.17 All payments made to Vernalis under this Agreement shall be made by wire transfer to the account of Vernalis Development Limited at Barclays Bank plc, London Corporate Banking, PO Box 544, 54 Lombard Street, London EC3P 3AH, Sort Code 20-30-19, USD Account No.*** or any other bank account that may be notified by Vernalis to Endo from time to time.

      11.18 If either Party fails to make any payment to the other Party hereunder on the due date for payment and the payment is not in dispute between the Parties, and the dispute has not been resolved pursuant to dispute resolution under Clause 22.2, without prejudice to any other right or remedy available to that Party, that Party expecting payment shall be entitled to charge the other Party interest (both before and after judgement) on the amount unpaid at the annual rate of LIBOR or EURIBOR plus *** calculated on a daily basis until payment in full is made without prejudice to that Party's right to receive payment on the due date. If a payment is in dispute between the Parties, any such dispute shall be promptly submitted for resolution according to Clause 22.2.

12. INTELLECTUAL PROPERTY - PROSECUTION, MAINTENANCE AND ENFORCEMENT - PATENT RIGHTS

      12.1 Vernalis shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of Vernalis Patent Rights in accordance with the patent strategy that Vernalis and Endo, in consultation with each other, reasonably devise, but using all reasonable endeavours to prosecute all patent applications forming part of Vernalis Patent Rights to grant in whichever countries of the Territory Vernalis and Endo, in consultation with each other, deem commercially reasonable, including the conduct of any claims or proceedings relating to them (including but not limited to any interference, reissue or re-examination or opposition or revocation proceedings). Vernalis shall promptly keep Endo informed of all material developments in relation to the Vernalis Patent Rights and shall, upon Endo's request, provide Endo with copies of relevant documents related to the filing, prosecution and maintenance of the Vernalis Patent Rights. Vernalis will take account of Endo's interest hereunder when making any submission to a patent office (including the scope of foreign filings) and in the conduct of any proceedings in relation to such Vernalis Patent Rights.

      12.2 In the event that Vernalis declines to file or, having filed, declines to further prosecute and maintain any pending Vernalis Patent Rights, Vernalis shall provide Endo with written notice thereof. In the case where Vernalis has filed but is declining to further prosecute or maintain, such notice shall be given prior to the expiration of any deadline relating to such activities, but in any event at least thirty (30) Business Days prior to such deadline. In any of such circumstances Endo shall have the right to decide that Endo should continue to file or prosecute such Vernalis Patent Rights, and, in such case, Endo shall give written notice to Vernalis. Vernalis shall upon receipt of any such notice from Endo assign its right, title and interest in and to the relevant Vernalis Patent Rights to Endo at Vernalis' cost and expense.

      12.3 Endo shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of Endo Patent Rights in accordance with the strategy that Endo reasonably devises but using all reasonable endeavours to prosecute all patent applications forming part of Endo Patent Rights to grant in whichever countries Endo deems commercially reasonable, including the conduct of any claims or proceedings relating to them (including but not limited to any interference, reissue or re-examination or opposition or revocation proceedings). Endo shall keep Vernalis promptly informed of all filings made for Endo Patent Rights including sending Vernalis a copy of any such filing and otherwise shall keep Vernalis informed of all material developments in relation to the Endo Patent Rights and shall, upon Vernalis' request, provide Vernalis with copies of relevant documents related to the filing, prosecution and maintenance of the Endo Patent Rights.

      12.4 In the event that Endo declines to file or, having filed, declines to further prosecute and maintain any pending Endo Patent Rights Endo shall provide Vernalis with written notice thereof. In the case where Endo has filed but is declining to further prosecute or maintain such notice shall be given prior to the expiration of any deadline relating to such activities, but in any event at least thirty (30) Business Days prior to such deadline. In any of such circumstances Vernalis shall have the right to decide that Vernalis should continue to file or prosecute such Endo Patent Rights and in such case Vernalis shall give written notice to Endo. Endo shall upon receipt of any such notice from Vernalis assign its right, title and interest in and to the relevant Endo Patent Rights to Vernalis at Endo's cost and expense.

      12.5 The Parties shall cause their patent attorneys to liase so far as practicable with respect to the filing, prosecution and maintenance of Patent Rights falling within Vernalis Patent Rights and Endo Patent Rights. Each Party shall be responsible for the Cost of its own patent attorney incurred pursuant to this Clause 12.5.

      12.6 Endo may, but shall not be obliged to, at its own cost and expense, enforce the Vernalis Patent Rights and Vernalis Know How against infringers in accordance with the following:

            12.6.1 Prior to the commencement of proceedings, Endo shall notify
                   Vernalis of the infringers' activities and shall consult with Vernalis concerning the same, but thereafter Endo shall have sole conduct of the dispute including the right to settle. Where Endo decides to commence proceedings as plaintiff it shall be entitled to require Vernalis to join Endo as co-plaintiff. Vernalis shall provide all necessary assistance to Endo in relation to such proceeding, and Endo shall on demand by Vernalis indemnify

                   Vernalis against the Costs of such activity unless Vernalis elects to be separately represented (which shall be at Vernalis' discretion) in which case such separate representation shall be at Vernalis' own cost and expense;

            12.6.2 If Endo succeeds in any such infringement proceedings whether at trial or by way of settlement, Endo shall be entitled to retain such part of any award of Costs and damages made in such proceedings or settlement sum as is equal to Endo's Costs of taking the proceedings and shall be entitled to retain the balance received by Endo less an amount equivalent to the royalties which would have been due to Vernalis on the balance as if they were Net Sales which amount shall be paid to Vernalis; and

            12.6.3 If Endo fails to take any such proceedings, Vernalis may give
                   Endo notice requesting Endo to take such proceedings within thirty (30) days of the date of notice and if Endo decides not to do so, Vernalis shall be entitled to do so at its own cost and expense. Endo shall provide all necessary assistance to Vernalis in relation to such proceedings and Vernalis shall on demand by Endo indemnify Endo against the Costs of such activity, unless Endo elects to be separately represented (which shall be at Endo's discretion), in which case such separate representation shall be at Endo's cost and expense. Vernalis shall have sole right to settle such proceedings, provided that such settlement does not adversely affect Endo's rights and interests hereunder and does not include a license with respect to any Product in the Territory. If Vernalis succeeds in any such proceedings it shall be entitled to retain the whole of any award of Costs and damages made or settlement sum paid.

      12.7 Each Party shall promptly take all necessary steps to facilitate the other's application (made either on the other's own initiative or upon request by the first Party) for extensions to the term of Patent Rights falling within Vernalis Patent Rights in any country of the Territory, including applications for supplementary protection certificates and patent term extensions.

      12.8 Notwithstanding anything to the contrary herein, for Vernalis Patent Rights Covering the making, having made, using or Commercialisation of a Product, should either Party receive a certification from a Third Party in the US under the US "Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended (21 U.S.C. Section 355(j)(2)(A)(vii)(IV) or a comparable provision), or its comparable law in the country other than the USA, then such Party shall immediately give written notice to the other Party of such certification. Endo shall then have twenty-eight (28) days from the date such Party receives such certification to initiate suit. In the event the twenty-eight (28) day period expires without Endo having initiated suit, Vernalis shall have the right to immediately bring suit against the Third Party that filed the certification. If either Party initiates a suit within a forty-five (45) day period from the date such Party received the certification, it will immediately notify the other Party.

13.   TRADE MARKS

      13.1 The Product for the indication of migraine existing at the Closing Date shall be promoted, advertised and sold in the Territory under and using the Vernalis Trade Marks and the ENDO name, mark and associated logo (or successor mark or logo). Endo shall use the symbol "(R)" in conjunction with the Registered Trade Marks within a reasonable time period after receiving notice from Vernalis that they are registered. If at any time Endo decides that it wishes to use a trade mark other than the Vernalis Trade Marks and the ENDO name, mark and associated logo (or successor thereto) in relation to the MAM Product in the Territory or in relation to Product for any indication other than the indication of

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

            migraine existing at the Closing Date or in relation to a Combination Product or a Product Enhancement, Endo shall give written notice to Vernalis specifying the proposed trade mark, Endo shall make filings for the proposed trade mark in respect of Product in the countries of the Territory.

      13.2 All goodwill arising from use of the Vernalis Trade Marks by Endo during or after the term of this Agreement shall accrue and belong to Vernalis or its nominated Affiliate. All goodwill arising from use of the Endo Trade Marks by Endo during or after the term of this Agreement shall accrue and belong to Endo or its nominated Affiliates.

      13.3 In relation to its use of the Vernalis Trade Marks hereunder, Endo shall:

            13.3.1 not use any of the Vernalis Trade Marks in any modified or altered form or with any prefix or suffix or in any other language. or as part of, or in combination or conjunction with, any other name or mark, save for any mark including or consisting of the name and mark "FROVA";

            13.3.2 not take, or cause to be taken, any action knowing that such action is likely to damage, depreciate, tarnish, jeopardise or otherwise prejudice the goodwill and reputation, image or distinctiveness associated with the Vernalis Trade Marks;

            13.3.3 not knowingly do anything that may jeopardise the
                   enforceability or validity of any registration of any Registered Trade Mark or lead to grounds for the revocation of any such registration for any reason including, but not limited to, knowing use of any Registered Trade Mark in a manner which may be misleading to the public;

            13.3.4 use the Vernalis Trade Marks only in connection with Product complying with the quality and other specifications of the Product Registrations;

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            13.3.5 not knowingly apply to register in its own name in the
                   Territory any Vernalis Trade Mark nor any trade mark so nearly resembling them or any of them as may be likely to cause confusion based upon its use of the Vernalis Trade Marks under this Clause 13, or otherwise at any time; and

            13.3.6 not knowingly use in connection with the Product any other trade mark or trade name which is confusingly similar to any of the Vernalis Trade Marks.

      13.4 The final decision on packaging, design and labelling for the Territory shall be Endo's.

      13.5 Vernalis or its designated Affiliate shall at its own cost and expense be solely responsible for the filing, prosecution and maintenance of the Registered Trade Marks in the Territory, and shall use its Commercially Reasonable Efforts to file and prosecute the trade mark applications forming part of Vernalis Trade Marks in the Territory.

      13.6 In the event that Vernalis or its designated Affiliate declines to file or, having filed, declines to further prosecute and maintain the Registered Trade Marks in the Territory, Vernalis or its designated Affiliate shall provide Endo with written notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least thirty-five (35) days prior notice. In such circumstances Endo shall have the right to decide, with reason and with written notice at least twenty (20) days prior to the deadline, that Vernalis or its designated Affiliate should continue to file or prosecute the Vernalis Trade Marks. Vernalis or its designated Affiliate shall then have the option, with at least ten
            (10) days notice to Endo, to:

            13.6.1 continue to file or prosecute the Vernalis Trade Marks in
                   Vernalis or its designated Affiliate's own name and expense;
                   or

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            13.6.2 allow Endo to file or prosecute the Vernalis Trade Marks in
                   Vernalis or its designated Affiliate's name and at Vernalis or its designated Affiliate's expense using counsel of Endo's own choice, in which instance Endo shall invoice Vernalis or its designated Affiliate for such expenses within 30 days of the end of each Quarter, such invoice to be payable within 30 days.

      13.7 Each Party shall promptly notify the other Party or its designated Affiliate in writing if it becomes aware of any infringement or unauthorized use by a Third Party of the Vernalis Trade Marks in the Territory.

      13.8 In the event of an infringement of the Vernalis Trade Marks by a Third Party in the Territory, Vernalis or its designated Affiliate shall have first right to bring any action or proceedings, and shall have sole control of the conduct of any such proceedings, including, the right to settle them, provided such settlement does not adversely affect Endo's rights and interests within the Territory.

      13.9 Without prejudice to Clause 13.8, Endo shall have the right to be joined as a co-plaintiff, in which case, Vernalis or its designated Affiliate shall at its sole discretion and cost appoint counsel to act on behalf of both Vernalis or its designated Affiliate and Endo. In such a situation, if Vernalis or its designated Affiliate and Endo succeed in any such proceedings in relation to an infringement in the Territory of the Vernalis Trade Marks, whether at trial or by way of settlement, in obtaining damages or any other financial payment to Vernalis or its designated Affiliate and/or Endo:

            13.9.1 Vernalis or its designated Affiliate shall first deduct for itself all of its costs and expenses incurred in relation to such proceedings; and

            13.9.2 then the Parties shall share such damages or other payment
                   50:50.

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

      13.10 In the circumstances of Clause 13.9, in the event that Endo elects not to be joined as a co-plaintiff, Endo shall, at Vernalis' or its designated Affiliate's reasonable request and expense, provide Vernalis or its designated Affiliate with reasonable assistance in relation to such action or proceedings in the Territory. Vernalis or its designated Affiliate shall have sole control of the conduct of any such proceedings, including the right to settle them, provided that such settlement does not adversely affect Endo's rights and interests hereunder. If Vernalis or its designated Affiliate succeeds in any such proceedings in relation to an infringement in the Territory, whether at trial or by way of settlement, in obtaining damages or any other financial payment Vernalis shall be entitled to retain all such damages or other financial payment awarded in such proceedings or agreed in any such settlement for its own account.

      13.11 In the event that Vernalis or its designated Affiliate fails to institute an action or proceeding in relation to an infringement of the Vernalis Trade Marks in the Territory for more than ninety (90) days from notification of the infringement pursuant to Clause 13.7, and if Endo wishes to do so, Endo shall, provided it has given written notice to Vernalis or its designated Affiliate, be entitled to institute action or proceeding in its own name and Vernalis or its designated Affiliate shall do all such acts and things at Endo's cost and expense as Endo shall reasonably request to assist Endo in such proceedings, including, lending its name to such proceedings. Endo shall have sole control of the conduct of any such proceedings, including the right to settle them, provided such settlement does not adversely affect Vernalis' or its designated Affiliate's rights and interests outside of the Territory, and shall be entitled to retain any financial payment awarded in such proceedings or agreed in any such settlement for its own account.

14.   GUARANTEE BY VERNALIS PLC

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      14.1  Vernalis plc, a public limited company incorporated under the laws of England and Wales (the "Guarantor"), hereby unconditionally and irrevocably guarantees to Endo the performance of all of the obligations of Vernalis under Clause 15 of this Agreement, including the due and prompt payment by Vernalis of any amounts payable under Clause 15 of this Agreement and the satisfaction of each of the representations, warranties and indemnities of Vernalis set forth therein(the "Guaranteed Obligations"). In case of the failure of Vernalis promptly to pay any amounts or to make whole Endo for any of its obligations under Clause 15 of this Agreement, the Guarantor hereby agrees to cause the payment of such amounts to be made promptly when and as such amounts become due and payable and as if such amounts were paid by Vernalis. The Guarantor hereby agrees that its obligations hereunder will be absolute and unconditional, irrespective of, and will be unaffected by, the validity, regularity or enforceability of the obligations of Vernalis under this Agreement, the absence of any action to enforce the same, the dissolution, the insolvency or bankruptcy of Vernalis or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor hereby waives the benefits of diligence, presentment, demand of payment, any requirement that Endo protect, secure, perfect or insure any security interest in or other lien on any property subject thereto or exhaust any right or take any action against Vernalis or any collateral, filing of claims with a court in the event of dissolution, insolvency or bankruptcy of Vernalis, any right to require a proceeding first against Vernalis, protect, notice and all demands whatsoever and covenants that its obligations hereunder will not be discharged except by complete payment of the amounts due by Vernalis under Clause 15 of this Agreement. Notwithstanding the foregoing, unless Vernalis has legally dissolved, Endo agrees to give Vernalis notice of any claim under this Agreement prior to making any demand under this Clause 14 in respect of the Guaranteed Obligations. In the event that any payment to Endo in

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

            respect of any amounts due by Vernalis under Clause 15 of this Agreement is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor will remain liable for such amounts to the extent provided herein as if such amounts had not been paid. The aggregate amount to be paid under this Clause 14 by the Guarantor shall be net of any prior payment to Endo by Vernalis in respect of such Guaranteed Obligations.

15.   WARRANTIES AND LIABILITY

      15.1  Each Party represents and warrants to the other Party that:

            15.1.1 it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations in this Agreement; and

            15.1.2 it is not at the Signature Date or the Closing Date a party to any agreement, arrangement or understanding with any Third Party which in any significant way prevents it from fulfilling any of its material obligations under the terms of this Agreement; and

            15.1.3 it has disclosed to the other all information and material which is material to the decision of the other to enter into this Agreement.

      15.2 Vernalis represents and warrants to Endo that Vernalis is the sole owner of the Vernalis Patent Rights set out in Schedule 8 and Registered Trademarks, and is the sole owner or licensee of all other Vernalis IP, with the right to grant to Endo the rights which are granted in this Agreement (including, without limitation, the rights in the Elan Marks granted to Vernalis pursuant to Clause 3.8), free and clear of any Encumbrances which would prevent or impair the grant of such rights and that Vernalis is otherwise free of any duties or obligations to third parties which may conflict with the terms of this Agreement.

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

      15.3 Vernalis represents and warrants to Endo that Elan Group and Vernalis have terminated the Second Amended and Restated Licence Agreement, dated March 15, 2002, on the terms set forth in the Elan Asset Transfer Agreement.

      15.4 Vernalis represents and warrants to Endo that Vernalis has acquired, pursuant to the Elan Asset Transfer Agreement, certain rights of Elan Group under certain supply agreements and residual contracts set forth in the Elan Asset Transfer Agreement and all of Elan Group's other rights and assets relating to the development, production, marketing, distribution, sales and supply of the Product in the Territory.

      15.5 Vernalis represents and warrants that as at the Signature Date and the Closing Date, there are no actual, and, so far as Vernalis is aware, there are no threatened proceedings relating to infringement of Third Party intellectual property rights by the use of Vernalis IP and Vernalis has used all reasonable endeavours to ensure that the Vernalis IP will not infringe the rights of any Third Party and that the Vernalis IP is not the subject of any actual or threatened challenge or revocation proceedings.

      15.6  Save as is expressly stated in Clauses 15.1, 15.2, 15.3, 15.4 and
            15.5 no representation, condition or warranty whatsoever is made or given by or on behalf of Vernalis or Endo.

      15.7 Vernalis shall have the control of clinical trials conducted under the MAM & Paediatric Development Program and shall be the sponsor of such trials and, in such capacity, shall be responsible for the payment of any compensation due to any participants in such trials who suffer death or bodily injury pursuant to any legal rights or applicable industry guidelines. Vernalis shall indemnify Endo and its Representatives against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by Endo and/or its Representatives as a result of any claim brought against Endo and/or its Representatives arising out of or related to any clinical trials conducted by, or under the

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

            supervision of, Vernalis in connection with the Product, including clinical trials conducted in connection with the MAM & Paediatric Development Program.

      15.8 Subject always to the provisions of Clause 15.12 Endo shall be responsible for and shall indemnify Vernalis and its Representatives against any and all liability, loss, damage, cost and expense (including reasonable legal Costs) incurred or suffered by Vernalis and/or its Representatives as a result of any claim brought against Vernalis by a Third Party which arises as a result of:

            15.8.1 The activities of Endo or its Representatives under this
                   Agreement (except as covered by Vernalis' indemnity obligations under Clause 15.9);

            15.8.2 A breach by Endo of any representation or warranty made by it in this Agreement;

            15.8.3 A breach by Endo or its Affiliates of the Safety Agreement;

            15.8.4 The Product(s) manufactured, marketed, distributed, or sold by or on behalf of Endo having caused death or bodily injury, except to the extent covered by Vernalis' indemnity to Endo under Clause 15.9;

            15.8.5 The infringement or other violation of any intellectual property rights of any Third Party arising out of the manufacture, use or Commercialisation of the Product in the Territory, solely to the extent related to activities, resulting in or within the scope of Endo IP under the terms of and during the term of this Agreement;

            15.8.6 The conduct of Endo's business other than in connection with this Agreement;

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

            except, in each case, where the claim is the result, either directly or indirectly, of a negligent act or omission or gross misconduct on the part of Vernalis or any of its employees or Affiliates.

      15.9 Subject to the provisions of Clause 15.12, Vernalis shall be responsible for and shall indemnify Endo and its Representatives against any and all liability, loss, damage, cost and expense (including reasonable legal Costs) incurred or suffered by Endo and/or its Representatives as a result of any claim brought against Endo or its Representatives by a Third Party which arises as a result of:

            15.9.1 The activities of Vernalis or its Representatives under this
                   Agreement (except as covered by Endo's indemnity obligations under Clause 15.8);

            15.9.2 A breach by Vernalis of any representation or warranty made by it in this Agreement;

            15.9.3 A breach by Vernalis or its Affiliates of the Safety
                   Agreement or a breach by Vernalis of Clause 3.6;

            15.9.4 Any claim relating to any Product manufactured on or before the Closing Date, including Stock manufactured on or before the Closing Date, including the 2.5 mg 9 Count Blister and any claim that Product manufactured on or before the Closing Date does not meet the Specifications set forth in the Product Registrations;

            15.9.5 Any claim in relation to Product in countries outside the
                   Territory, except where the claim is the result, either directly or indirectly, of any activities of Endo or any of its employees or Affiliates;

            15.9.6 The return of Product which is at wholesalers at the
                   Signature Date with an expiration date on or before the first Year anniversary of the Signature Date;

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            15.9.7 Any claim by Elan Group or any Affiliate of Elan Group, including claims arising out of the Second Amended and Restated Licence Agreement between Vernalis and Elan Pharma International Limited, dated March 15, 2002, the Agreement Relating to the North American Frova Assets of Elan between Elan and Vernalis, dated May 18, 2004, or any other agreement between a member of the Elan Group and Vernalis or its Affiliates relating to the Commercialisation of the Product;

            15.9.8 Any claim that Product(s) has caused death or bodily injury relating to (i) a design defect or alleged inherently dangerous nature of the Product(s), to the extent such design defect or alleged inherent danger is not caused by a modification to the Product made by Endo, provided, that, Vernalis' indemnity obligation for such design defect or alleged inherent danger shall not exceed *** USD (USD***) per occurrence, or (ii) testing, clinical trials (included the MAM & Paediatric Development Program) or other activities undertaken by or on behalf of Vernalis with respect to Product approvals by a Regulatory Authority;

            15.9.9 Claims arising out of the manufacture, use, or
                   Commercialisation of the Product(s) as formulated as of the Signature Date or the Closing Date and for the use approved by Regulatory Authorities as of the Signature Date or the Closing Date and for the MAM Product, each under the terms of this Agreement relating to any infringement or other violation of intellectual property rights of any Third Party.

      15.10 Subject to the provisions of Clause 15.12, in addition to Vernalis' indemnification obligations under Clause 15.9, Vernalis shall be responsible for and shall indemnify Endo and its Representatives against any and all liability, loss, damage, cost and expense, arising out of any

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

            recall of the Product(s), voluntary or otherwise, or closure or interruption of any manufacturing facilities, where such recall, closure or interruption is attributable to Product(s) manufactured prior to the Closing Date, provided, that as soon as practicable following the Closing Date, Endo has assisted in the generation and implementation of a stratified sampling protocol to address blend uniformity in the manufacturing of the Product.

      15.11 Upon receipt by a Party and/or its Representatives seeking indemnification hereunder (an "Indemnified Party") of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to any liability, loss, damage, cost or expenses, the Indemnified Party shall give prompt written notice thereof to the Party from which indemnification is sought (the "Indemnifying Party") indicating the nature of claim and the basis therefor, provided that the failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party or the defense of any such claim is materially prejudiced thereby. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such claim involving the asserted liability of the Indemnified Party. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not, as part of any settlement or other compromise, admit to liability or agree to an injunction without the written consent of the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of any claim as set forth above, such Indemnified Party shall have the right (at its own expense if the Indemnifying Party has elected to assume such defense) to employ separate counsel and to participate in the

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            defense of any claim. In the event that the Indemnified Party has a reasonable basis to believe that the Indemnifying Party may not have sufficient funds to satisfy such indemnification obligation and the Indemnifying Party upon request by the Indemnified Party cannot provide assurances of its ability to satisfy such obligation to the reasonable satisfaction of the Indemnified Party, the Indemnified Party may deduct, defer or otherwise offset from any payment obligations under this Agreement (if any) amounts reasonably necessary to satisfy such indemnification obligation.

      15.12 Notwithstanding any other provision of this Agreement, neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates of an indirect or consequential or punitive nature, including any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, loss of enterprise value, business or goodwill or otherwise.

      15.13 Each of Endo and Vernalis shall secure and maintain comprehensive general liability insurance including, product liability, contractual liability, personal injury, and insurance against claims regarding the development, manufacture, delivery, storage, handling and use of Product under this Agreement, in such amounts as it customarily maintains for similar products and activities in accordance with prudent insurance practice. Notwithstanding the foregoing, each of Endo and Vernalis shall be entitled to self-insure risks in accordance with their respective risk management policies.

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16.   CONFIDENTIALITY

      16.1  Each of the Parties undertakes and agrees to:

            16.1.1 keep the Confidential Information secret and confidential and shall not disclose it to any Third Party without the other Party's prior written consent save as expressly or impliedly permitted under this Agreement;

            16.1.2 only use the Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever; and

            16.1.3 ensure that only those of its officers, consultants, employees (including without limitation directors), licensees, sub-licensees, Affiliates and such third parties who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a reasonably applied "need to know" basis and are informed of the secret and confidential nature of such Confidential Information.

      16.2 The obligations of confidentiality referred to in Clause 16.1 shall not extend to any Confidential Information which:

            16.2.1 is or becomes generally available to the public otherwise than by reason of breach by a Recipient Party of the provisions of that Clause; or

            16.2.2 is known to the Recipient Party and is at its free disposal at the time of its disclosure to the Recipient Party (having been generated independently by the Recipient Party or a Third Party in circumstances where it can be shown that it has not been derived from access to the Disclosing Party's Confidential Information);
                    or

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            16.2.3  is subsequently disclosed to the Recipient Party without obligations of confidentiality by a Third Party owing no such obligations to the Disclosing Party in respect of that Confidential Information; or

            16.2.4 is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only (subject to Clause 16.3) when prompt written notice of this requirement has been given to the Disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the Disclosing Party with a view to agreeing to the timing and content of such disclosure.

      16.3 The requirement under Clause 16.2.4 to notify the Disclosing Party when Confidential Information is required to be disclosed by law shall not apply when such disclosure is required as part of any regulatory submission or approval process or for the purposes of marketing.

      16.4 In the event that a court or Competent Authority assumes partial or complete control over the assets of a Recipient Party based on an Insolvency Event of that Party, the Recipient Party shall:

            16.4.1  promptly notify such court or Competent Authority:

                    (a) that Confidential Information received from the Disclosing Party is in the ownership or co-ownership of the Disclosing Party; and

                    (b) of the confidentiality obligations under this Agreement; and

            16.4.2 to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the

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                    Disclosing Party's Confidential Information and to ensure
                    that the court or Competent Authority maintains that Confidential Information in confidence in accordance with this Agreement.

      16.5 The Parties understand that remedies in damages may be inadequate to protect against any breach of any of the provisions of this Clause 16 by either Party or their employees, officers or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach of this Clause 16.

      16.6 The Parties agree that the obligations of confidentiality set out in this Clause 16 shall continue to apply following the termination of this Agreement for whatever reason.

17.   TERM AND TERMINATION

      17.1 Subject to the other provisions of this Clause 17, this Agreement shall expire on a country by country basis in the Territory when no further payment is due from one Party to the other hereunder in relation to sales of Product in that country, and in such circumstances (or upon other cessation of a royalty obligation hereunder for a Product in a country in the Territory), Endo shall have a sub-licensable, fully paid-up, royalty free license to develop, make, have made, use, Commercialise and have Commercialised Product in the Territory under the Vernalis Know How.

      17.2 Each of the Parties (the "Terminating Party") shall have the right to terminate this Agreement for cause with immediate effect upon giving written notice of termination to the other (the "Defaulting Party") upon the occurrence of any of the following events at any time during this Agreement:

            17.2.1 the Defaulting Party commits a material breach of this Agreement which shall not have been remedied (i) within thirty (30) days of

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                    the receipt by it of a written notice from the other Party identifying the breach and requiring its remedy, with respect to any failure to pay amounts due pursuant to Clause 11 (except in the case of failure to pay amounts that are subject to good faith dispute) and (ii) within ninety (90) days of the receipt by it of a written notice from the other Party identifying the breach and requiring its remedy, with respect to any other material breaches; and

            17.2.2 if an Insolvency Event occurs in relation to the Defaulting Party. In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement

      17.3 Endo shall have the right at any time to give twelve (12) months' notice of termination in writing to Vernalis if in Endo's sole opinion Endo decides not to proceed with this entire Agreement for whatever reason. including but not limited to safety, efficacy or other scientific or technical or strategic commercial or legal reasons. This Agreement shall terminate upon expiration of such twelve (12) month notice period. For the avoidance of doubt it is declared and agreed that any payments due and owing during such notice period shall continue to be due and payable.

      17.4 During any period during which notice has been given by Vernalis under Clause 17.2 or by Endo under Clause 17.3, Endo and its Affiliates shall do all such acts and things that Vernalis may reasonably require to prepare for the transition of the Product back to Vernalis as envisioned in Clause 18.1.

18.   CONSEQUENCES OF TERMINATION

      18.1 Upon a termination of this Agreement by Endo pursuant to Clause 17.3 or by Vernalis pursuant to Clause 17.2 (for cause) (which the Parties agree shall not terminate the provisions of this Agreement expressed to survive its termination), Endo shall:

            18.1.1 have no further licenses under this Agreement and shall not after the date of termination itself develop, manufacture, have manufactured, use or Commercialise Product or otherwise use the Vernalis IP, except that in the case of termination by Vernalis under Clause 17.2 Endo shall have the right to sell that part of its inventory of Product on hand as of the date of termination which is the subject of orders for Product accepted prior to the date of termination for a period of six (6) months after the date of termination, and, within thirty (30) days after disposition of such inventory pursuant to the fulfilment of such orders, Endo will forward to Vernalis a final report and pay all royalties due hereunder for Net Sales of Product during such period;

            18.1.2 grant to Vernalis, to the extent Endo has rights to license the same, an exclusive fully paid up royalty free sub-licensable licence under any Endo IP (excluding the Endo name, mark and associated logo) and Endo Copyright used previously by Endo hereunder, solely to develop, have developed, make, have made, use, have used and Commercialise the Product in the Territory (including, for the avoidance of doubt, all and any Product Enhancements made by Endo, its Affiliates, distributors or contractors, but on such terms to be agreed by the Parties negotiating in good faith) and to use such Endo IP as necessary for this purpose. For the avoidance of doubt it is declared and agreed that the provisions of this Clause 18.1.2 shall not vary any previous license granted by Endo under the provision of Clause 8.15;

            18.1.3 deliver up to Vernalis any Documents and Know How comprised in such Endo IP and also any and all Vernalis IP;

            18.1.4 deliver up to Vernalis any and all stocks of Product in its possession, power, custody or control subject always to Endo's right to sell Product which is the subject of pre-termination date orders pursuant to Clause 18.1.1;

            18.1.5 commensurate with legislative and regulatory requirements, transfer to Vernalis or its nominee all Marketing Authorisations, INDs, NDAs and other regulatory filings and approvals for the Product. In the event that in any country such a transfer is not possible, Endo shall use reasonable endeavours to ensure that Vernalis has the benefit of the relevant Marketing Authorisations, INDs, NDAs and other regulatory filings and approvals and, to this end, consents to any Regulatory Authority cross-referencing to the data and information on file with any Regulatory Authority as may be necessary to facilitate the granting of second Marketing Authorisations, INDs, NDAs, regulatory filings and approvals to Vernalis, and Endo agrees to complete whatever other procedures are reasonably necessary in relation to the same to enable Vernalis (either itself or in conjunction with a Third Party) freely to develop and sell the Product in substitution for Endo at Vernalis' expense;

            18.1.6 use its reasonable endeavours to assign to Vernalis the benefit and burden of any agreement made between Endo and any clinical researcher, contract manufacturer, managed care provider or sub-licensee in relation to Product;

            18.1.7  transfer to Vernalis the Domain Name registrations;

            18.1.8 provide Vernalis with all reasonable assistance in relation to Vernalis' appointment of a Third Party manufacturer of Product;

            18.1.9 if Endo has itself been manufacturing Product, supply or procure the supply to Vernalis with Product pursuant to the terms of a manufacture and supply agreement to be agreed in good faith between the Parties but at a cost of goods no higher to Vernalis than Endo's fully absorbed costs (calculated in accordance with GAAP) plus *** which agreement shall contain an obligation on Endo to supply Vernalis with its requirements of Product subject to the capacity of manufacturing plant for at least two (2) years following termination; and

            18.1.10 the provisions of Clauses 10, 11 (with respect to Endo's sale of Product pursuant to Clause 18.1.1), 14, 15, 16 and 19 to 30 shall continue to apply.

      18.2  Upon the termination of this Agreement by Endo pursuant to Clause
            17.2 (termination for cause), the licenses granted to Endo hereunder, at Endo's sole option, shall continue to apply and:

            18.2.1 in the case of termination under Clause 17.2.1, such licenses shall continue on the terms of this Agreement save that Endo shall have a right to set off against the royalties due under Clauses 11.9 and 11.12 any damages which it establishes are due to it under the procedures set out in Clause 22; and

            18.2.2 in the case of termination under Clause 17.2.2, such licences shall continue on the terms of this Agreement.

19.   ASSIGNMENT/CHANGE OF CONTROL

      19.1 Neither this Agreement nor any interest hereunder (and in the case of Endo, the Endo IP or the Endo Copyright, the Product Registrations or any other Marketing Authorisations, INDs or NDAs relating to the Product) shall be assignable or transferable by either Party without the written consent of the other, such consent not to be unreasonably withheld or delayed, provided, however, that
            (i) Endo may assign this

            Agreement or any part of its rights and obligations hereunder, to any Affiliate, and (ii) Vernalis may assign this Agreement or any part of its rights and obligations hereunder, to any UK Affiliate, provided, however that in no event shall Vernalis transfer any right, title or interest in the Vernalis IP to an Affiliate that is not a UK Affiliate, and provided further that Endo shall have no increased liability under this Agreement which would not have arisen if such assignment had not occurred.

      19.2 Subject to the provisions of Clause 19.1 hereof, either Party may merge or consolidate with any corporation, or transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other Party.

      19.3 Vernalis shall not, without the prior written consent of Endo, which shall not be unreasonably withheld, intentionally or otherwise and whether or not by reason of its own actions or omissions or those of others, change its "Centre of Main Interests" (that term having the meaning ascribed to it in the EC Regulation on Insolvency Proceedings 2000 (No. 1346/2000 of 29 May 2000) from England & Wales to elsewhere. It is hereby agreed that any Change of Control of Vernalis or Vernalis plc by a Person with a "Centre of Main Interests" outside England and Wales shall not be deemed a change in Vernalis' "Centre of Main Interests", provided that such Person continues Vernalis' business operations in connection with this Agreement in England and Wales.

20.   FORCE MAJEURE

      20.1 If a Party (the "Affected Party") is unable to carry out any of its obligations under this Agreement due to Force Majeure, this Agreement shall remain in effect but the Affected Party's relevant obligations under this Agreement and the corresponding obligations of the other Party ("Non-Affected Party") under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure provided that:

            20.1.1 the suspension of performance is of no greater scope than is required by the Force Majeure;

            20.1.2 the Affected Party immediately gives the Non-Affected Party prompt written notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure and notifies the Non-Affected Party immediately of the cessation of the Force Majeure;

            20.1.3 the Affected Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

            20.1.4 as soon as practicable after the event which constitutes Force Majeure the Parties discuss how best to continue their operations as far as possible in accordance with this Agreement.

      20.2 If the circumstance of Force Majeure prevail for a continuous period in excess of six (6) months, the Non-Affected Party may without prejudice to any other rights or remedies which may be available to it, terminate this Agreement with immediate effect by giving written notice of termination to the other Party. In the event of termination under this Clause 20.2 by Vernalis, the provisions of Clause 18.1 shall apply.

21.   GOVERNING LAW

      21.1 The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by the laws of the State of New York (without reference to New York choice of law rules).

22.   JURISDICTION AND DISPUTE RESOLUTION

      22.1 In the event of any material dispute concerning rights or obligations under this Agreement or in material breach of this Agreement then the

            Parties shall comply with the following procedure: the Chief Executive Officer of Vernalis and the Chief Executive Officer of Endo or their nominee shall be notified in writing of the dispute by either Party. They or their nominees shall meet to resolve the dispute in good faith. If such resolution is not reached within sixty (60) days of such written notice, then the provision of Clause
            22.2 shall apply.

      22.2 All disputes between the Parties arising under, out of or relating to this Agreement including its formation, validity, binding effect, interpretation, performance breach or termination as well as non-contractual claims and including disputes relating to pre-contractual representations shall, save as specified in Clauses 11.16, 16.5 and 22.1 and Schedule 2, paragraphs 5 to 7, be exclusively settled by arbitration as follows:

            22.2.1 The arbitration shall be in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") in effect on the date of the filing of the arbitration (the "Rules"). The seat of arbitration shall be New York, NY;

            22.2.2 The number of arbitrators shall be three, chosen in accordance with the procedures set out in Clauses 22.2.3 to
                    22.2.4 inclusive. The award of the arbitrators shall be final and binding on the Parties;

            22.2.3 Each Party shall appoint one arbitrator. If within 30 days after receipt of the claimant's notification of the appointment of an arbitrator the respondent has not notified the claimant of the arbitrator he appoints, the second arbitrator shall be appointed by AAA;

            22.2.4 The two arbitrators so appointed shall choose a further arbitrator who will act as the presiding arbitrator of the tribunal. If within thirty (30) days of the appointment of the second arbitrator the two Party-appointed arbitrators have not agreed upon a presiding arbitrator then the presiding arbitrator shall be appointed by the AAA;

            22.2.5 During the course of the arbitration, each Party shall provide to the other copies of Relevant Material. Relevant Material is defined as all documents or other material relevant to the matters at issue in the arbitration with the exception of (i) communications to and from lawyers admitted to practice law or practicing law (whether or not employed by a Party) for the purpose of obtaining and giving legal advice; (ii) communications between the Parties and/or their respective advisers in relation to the terms of a settlement of the particular dispute or disputes which is or are the subject of the arbitration proceedings;

            22.2.6 The arbitrators may, if requested by one of the Parties, order the preparation of lists of the Relevant Material for initial evaluation by the requesting Party prior to disclosure and/or inspection of the Relevant Material. The arbitrators shall also have the power to order production of the Relevant Material on whatever terms the arbitrators deem fit including the need for production to take place on an urgent basis and the reimbursement of all reasonable Costs of production by the requesting Party to the furnishing Party. Any dispute as to whether a particular document or other material should be classified as Relevant Material or otherwise disclosed in the course of the arbitration shall be determined in the sole discretion of the arbitrators. The classification of a document or other material as Relevant Material shall not determine whether such material shall be admissible in evidence in the arbitration. Questions of admissibility shall be decided by the arbitrators in their sole discretion. In the event that the parties seek to take deposition discovery in the course of a proceeding, each Party agrees that it will limit the number of depositions that it will take to 10 depositions, unless the arbitrators determine that additional depositions are warranted;

            22.2.7 The arbitration shall be confidential. No Party shall use or disclose any Relevant Material obtained under this paragraph for any purpose except in the course of the conduct of the arbitration and (as far as applicable) proceedings before any court, and then only to the extent necessary for the implementation and enforcement of any award of the arbitrators;

            22.2.8 The seat of arbitration shall be New York, NY, although hearings may take place in any other venue as the Parties may agree. In rendering an award the arbitrators shall follow the laws of the State of New York. The arbitrators are not empowered to award punitive or exemplary damages, and the Parties hereby waive any rights to any such damages; and

            22.2.9 The arbitration award shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction over any Party or any of its assets.

      22.3 All submissions and awards in relation to arbitration hereunder shall be made in English and all arbitration proceedings shall be conducted in English.

23.   WAIVER

      23.1 Save as expressly provided in this Agreement, neither Party shall be deemed to have waived any of its rights or remedies whatsoever, unless the waiver is made in writing, signed by a duly authorised representative of that Party and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and for the purpose for which it is given.

24.   SEVERANCE OF TERMS

      24.1 If any provision(s) of this Agreement are or become invalid, are ruled illegal by any Court of competent jurisdiction or are deemed unenforceable under then current applicable law, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby, provided that a Party's rights are not materially affected. The Parties hereto covenant and agree to re-negotiate any such provision in good faith in order to provide a reasonably acceptable alternative to the provision that is invalid, illegal, or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

      24.2 If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

            24.2.1 in the case of the illegality, invalidity or un-enforceability of the whole of this Agreement, it shall terminate in relation to the jurisdiction in question; or

            24.2.2 in the case of the illegality, invalidity or un-enforceability of part of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect provided that the said remaining parts continue to satisfy the commercial intentions of the Parties and provided that the remaining parts do constitute a substantial part of this Agreement and provided that the provision of Clause 24.1 shall then apply.

25.   ENTIRE AGREEMENT/VARIATIONS

      25.1 This Agreement, together with the Loan Agreement ,the Security Agreement and the Safety Agreement, constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. The Parties acknowledge that no claims shall arise in respect of any understandings, arrangements, representations or agreements so superseded. No director, employee or agent of any Party is authorised to make any representation or warranty to another Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties. Nothing in this Agreement removes or overrides any right of action by any Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

      25.2 Neither Party or its Affiliates shall represent itself as an agent of the other Party or its Affiliates for any purpose, nor pledge the other Party or its Affiliates' credit, or give any condition or warranty or make any representation on behalf of the other Party or its Affiliates, other than representations consistent with the Marketing Authorisations, or commit the other Party or its Affiliates to any contracts.

      25.3 No variation, amendments, modification or supplement to this Agreement shall be valid unless agreed in writing in the English language and signed by a duly authorised representative of each Party.

      25.4 All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of 11 U.S.C. 365 (n) of the Bankruptcy Laws, licenses of rights to "intellectual property" as defined under 11 U.S.C. 101(35A) of the Bankruptcy Laws. The Parties agree that Endo, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights, including any right to enforce any exclusivity provision of this Agreement, remedies, and elections enforce any exclusivity provision of this Agreement, remedies, and elections under the Bankruptcy Laws. To the fullest extent permitted by law, the Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Vernalis under the Bankruptcy Laws, Endo shall be entitled to all applicable rights under 11 U.S.C. 365 (n) of the Bankruptcy Laws, including copies and access to, as appropriate, any such intellectual property and all embodiments of such intellectual property upon written request therefor by Endo, and such, if not already in its possession, shall be promptly delivered to Endo.

26.   NOTICES

      26.1 Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by courier, sent by post or sent by facsimile to the address or facsimile number of the recipient set out in Schedule 11 or as specified by the recipient from time to time in accordance with Clause 26.3. Notices sent by E-Mail shall not be valid of themselves and must be confirmed in hard copy form by courier, by post or facsimile.

      26.2 Any notice given pursuant to this Clause 26 shall be deemed to have been received:-

            26.2.1  if delivered by courier, at the time of delivery; or

            26.2.2  if sent by post:

                    (a) where posted in the country of the addressee, on the second working day following the day of posting, and

                    (b) where posted in any other country, on the fifth working day following the day of posting; or

            26.2.3 if sent by facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 1700 hours local time on a Business Day of the recipient and in any other case on the following the Business Day.

      26.3 A Party may notify the other Parties to this Agreement of a change of its name, relevant addressee, address or facsimile number for the purposes of Schedule 11 provided that such notification shall only be effective on:

            26.3.1 the date specified in the notification as the date on which the change is to take place; or

            26.3.2  if no date is specified or the date specified is less than
                    (five) clear Business Days after the date on which the notice is given, the date falling five clear Business Days after notice of any such change has been given.

      26.4 For the avoidance of doubt, the Parties agree that the provisions of this Clause 26 shall not apply in relation to the service of Service Documents (as defined in Clause 26.5).

      26.5 "Service Document" means a writ, summons, order, judgement or other document related to or in connection with any Court proceeding, cause, matter or action arising out of or connected in any way with this Agreement.

27.   COUNTERPARTS


      27.1 This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original of this Agreement, and all of which shall together constitute one and the same instrument. Complete sets of counterparts shall be lodged with each Party.

      27.2 Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership, association, joint venture or other co-operative entity between the Parties and neither Party shall have any authority to bind the other in any way except as provided in this Agreement.

28.   COSTS

      28.1 Each Party shall bear its own costs, legal fees and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement and the documents referred to herein.

29.   ANNOUNCEMENTS

      29.1 No public announcements or other disclosure to third parties concerning the financial or other terms of this Agreement or financial or business information with respect to the other Party (including projections) shall be made, whether directly or indirectly, by either Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure, with the exception that:

            29.1.1 a Party may disclose the full terms of this Agreement to its investment bankers, lawyers, accountants and other professional advisors or a Third Party seeking to invest in, lend funds to acquire or merge with or be acquired by such Party without the other Party's prior approval provided that such disclosure is made under terms of confidentiality whether express or implied; and

            29.1.2 a Party may disclose the terms of this Agreement to any securities exchange or regulatory authority or government body to which either Party is subject or submits, wherever situated, including (without limitation) the US Securities Exchange Commission, the UK Stock Exchange or the Panel on Take-overs and Mergers, whether or not the requirement has the force of law provided that it takes advantage of all provisions to keep confidential as many terms of this Agreement as possible.

            29.2 In respect of those public announcements and disclosures not permitted by Clause 29.1 and with the exception of publications covered by Clause 6.2.3 and the agreed press releases announcing this transaction, the Party desiring to make any such public announcements or other disclosure shall inform the other Party of the proposed announcements or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such Party to comment upon such announcement or disclosure, which comments shall be provided by such other Party within *** Business Days. The Parties shall jointly develop press releases and information materials that can be used by either Party for presentations to financial advisers and similar recipients.

            29.3 No Party shall make any public statement or communication in derogation of the other Party, its officers, directors, shareholders and Affiliates at any time.

IN WITNESS WHEREOF the Parties have executed this agreement the day and year first above written.

SIGNED by Simon Sturge, Chief Executive Officer    )

for and on behalf of                               )     /s/  SIMON STURGE

VERNALIS DEVELOPMENT LIMITED                       )

SIGNED by Simon Sturge, Chief Executive Officer    )

for and on behalf of                               )     /s/  SIMON STURGE

VERNALIS PLC                                       )
(As Guarantor under Clause 14 hereof)

SIGNED by Carol A. Ammon, Chairman                 )
          and Chief Executive Officer

for and on behalf of                               )     /s/  CAROL AMMON

ENDO PHARMACEUTICALS INC.                          )

                                   SCHEDULE 1

                            INITIAL MARKETING BUDGET

                                               ESTIMATED COMMITMENT
                                                (IN USD MILLIONS)
                           -------------------------------------------------------
Pre-MAM                    No-MAM APPROVAL             ***             ***     ***
-------                    ---------------             ---             ---     ---
Year 1
(2005)                           ***                   ***             ***     ***

Year 2
(2006)                           ***                   ***             ***     ***

Post-MAM

Year 1                           ***                   ***             ***     ***
(estimated ***)

Year 2                           ***                   ***             ***     ***
(estimated ***)

***

***

***

                                   SCHEDULE 2

                               INVENTORY STATEMENT

1. Immediately following the Closing Date Vernalis shall (at its cost) ensure that Vernalis' accountants prepare a statement (in the form of paragraph
      2) (the "INITIAL STATEMENT") specifying the amount of the Stock and the actual stock value valued in accordance with paragraph 2 which Vernalis owns on the proposed Closing Date. Vernalis shall supply a copy of the Initial Statement to Endo and Endo's accountants respectively and at the same time shall give them access to those assets, documents and records within Vernalis' possession or control which they may reasonably require for the purpose of agreeing the Initial Statement.

2. The form of the Initial Statement (incorporating the values for different types of Stock) is as follows:

                                                                             Expiration
                                   Units         Cost/Unit      Lot No.         Date
                                   -----         ---------      -------      ----------
Frova 2.5mg 9 Count Blister        -----         ---------      -------      ----------
                                   -----         ---------      -------      ----------
Frova 2.5 mg Tab 2 count           -----         ---------      -------      ----------
                                   -----         ---------      -------      ----------
***                                -----         ---------      -------      ----------
                                   -----         ---------      -------      ----------
***                                -----         ---------      -------      ----------
                                   -----         ---------      -------      ----------
***                                -----         ---------      -------      ----------
                                   -----         ---------      -------      ----------

3. Within ten (10) days of receipt of the Initial Statement Endo shall notify Vernalis whether or not it agrees with the Initial Statement.

4     If Endo notifies its agreement with the Initial Statement within the ten
      (10) day period referred to in paragraph 3 or fails to give any notification within that period, the Initial Statement shall constitute the Inventory Statement. If Endo notifies Vernalis within the ten (10) day period referred to in paragraph 3 that it disagrees with the Initial Statement, paragraphs 5, 6 and 7 apply.

5. If within ten (10) days starting on the day after receipt of the notification referred to in paragraph 4, Endo and Vernalis have not agreed the items in dispute in relation to the Initial Statement, either Party may refer the items in dispute to a partner of at least 10 years qualified experience at an internationally recognized independent accounting firm agreed by the Parties in writing, or failing agreement on the identity of the internationally recognized in depending accounting firm within fifteen (15) days starting on the day after receipt of the notification referred to in paragraph 4, an internationally recognized independent accounting firm appointed on the application of either Party by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "EXPERT").

6.    The Expert shall act on the following basis:

      (a)   the Expert shall act as an expert and not as an arbitrator;

      (b) the Expert's terms of reference shall be to determine the matters in dispute within 20 days of his appointment;

      (c) the Parties shall each provide the Expert with all information relating to the items in dispute which the Expert reasonably requires and the Expert shall be entitled (to the extent he considers appropriate) to base his determination on such information;

      (d) the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the Parties; and

      (e) the Expert's costs shall be paid by Endo and Vernalis as the Expert may determine.

7. The Initial Statement, adjusted in accordance with the agreement, if any, between Endo and Vernalis pursuant to paragraph 5 and the decision of the Expert in accordance with paragraph 6 shall constitute the Inventory Statement and be final and binding on the Parties.

8. For the avoidance of doubt, the Initial Statement shall not include, and Endo shall not acquire, any Stock of Frova 2.5 mg 9 Count Blister with an expiration date on or before the *** anniversary of the Signature Date. Vernalis shall destroy any such stock with an expiration date on or before the *** anniversary of the Signature Date promptly after the Closing Date.

9. For the avoidance of doubt, the Initial Statement shall not include, and Endo shall not acquire, any stock of Frova 2.5 mg Tab 2 Count Blisters with an expiration date before the ***. Vernalis shall destroy any such stock with an expiration date before *** promptly after the Closing Date. Endo shall not acquire more than *** Frova 2.5 mg Tab 2 Count Blisters.

10. Endo will retest any Stock set forth in Clauses 1.1.94(c), 1.1.94(d) and 1.1.94(e) on or about the expiration date of such Stock. In the event that any re-tested Stock fails the re-test, Vernalis shall pay to Endo the Cost of such Stock within 30 days of notification of such failed retest.

                                   SCHEDULE 3

                      MAM & PAEDIATRIC DEVELOPMENT PROGRAM

Vernalis will complete the long-term safety trial in menstrual migraine prophylaxis [PROTOCOL NUMBER: VML 251-3MAM03] entitled: "An open label study to assess the safety, tolerability and efficacy of frovatriptan in the prevention of menstrually-associated migraine (MAM) headaches"

Subject to agreement with FDA Vernalis will undertake the single efficacy trial in menstrual migraine prophylaxis [PROTOCOL NUMBER: VML 251-3MAM02] as amended following discussion with the FDA, entitled: "A double-blind, placebo-controlled, parallel group study, with an open-label extension phase, to assess the efficacy, tolerability and safety of oral frovatriptan in the prevention of menstrually-associated migraine (MAM) headaches in a 'difficult to treat' population"

Vernalis will undertake a single safety and a single efficacy trial of frovatriptan as abortive therapy in paediatrics in accordance with FDA requirements.

                                   SCHEDULE 4

                 MANAGED CARE AGREEMENTS AND ASSIGNED CONTRACTS

                             MANAGED CARE AGREEMENTS

Elan Pharmaceuticals, Inc.   ***   Amended Formulary
                                   Reimbursement Agreement    ***
Elan Pharmaceuticals, Inc.   ***   Rebate Agreement           ***
Elan Pharmaceuticals, Inc.   ***   Rebate Agreement           ***
Elan Pharmaceuticals, Inc.   ***   Amended Rebate Agreement   ***
Elan Pharmaceuticals, Inc.   ***   Rebate Agreement           ***
Elan Pharmaceuticals, Inc.   ***   Rebate Agreement           ***
Elan Pharmaceuticals, Inc.   ***   Rebate Agreement           ***
Elan Pharmaceuticals, Inc.   ***   Rebate Agreement           ***
Vernalis                     ***   Rebate Agreement for
                                   Medicare Endorsed
                                   Discount Card Programs
Vernalis                     ***   Medicare Endorsed
                                   Prescription Drug
                                   Discount Card Agreement
Vernalis                     ***   Rebate Agreement for
                                   Medicare Endorsed
                                   Discount Card Program

                 PHASE IV COMMITMENTS IN RELATION TO THE PRODUCT

Research Grant between Elan Pharmaceuticals, Inc. and New England Center for Headache, effective December 30, 2003

Research Grant, between Elan Pharmaceuticals, Inc. and Diamond Headache Center, effective December 30, 2003

                                   SCHEDULE 5
                       ESTIMATED DETAILING EFFORT(1)(2)(3)

                          PRIMARY   SECONDARY
       PRE-MAM            DETAILS    DETAILS    TOTAL DETAILS   ANNUAL DETAILS
------------------        -------   ---------   -------------   --------------
                                                 (000S)
         SPECIALTY          ***        ***           ***
YEAR ***                                                              ***
         PHARMA 1           ***        ***           ***

         SPECIALTY          ***        ***           ***
YEAR ***                                                              ***
         PHARMA 1           ***        ***           ***

                          PRIMARY   SECONDARY
      POST-MAM            DETAILS    DETAILS    TOTAL DETAILS   ANNUAL DETAILS
--------------------      -------   ---------   -------------   --------------
                                                 (000S)
           SPECIALTY        ***        ***           ***
 YEAR ***
(ESTIMATED)                                                           ***
           PHARMA 1         ***        ***           ***

           PHARMA 2         ***        ***           ***

           SPECIALTY        ***        ***           ***
 YEAR ***
(ESTIMATED)                                                           ***
           PHARMA 1         ***        ***           ***

           PHARMA 2         ***        ***           ***

(1)   Assumes full field force complement. To be adjusted for ***.

(2) Includes total field force complement (including Vernalis field force representatives for which Vernalis is reimbursed by Endo pursuant to Clause 9.1).

(3)   Table assumes *** (see Schedule 1 for definitions).

                                   SCHEDULE 6

                         SUPPLY AND TECHNICAL AGREEMENTS

1. Supply Agreement between Elan Pharma International Limited and Oxford Asymmetry International PLC dated December 28 2000

2. First Amendment to the Supply Agreement between Elan Pharma International Ltd and Evotec OIA Ltd, dated 1 January 2004

3.    Technical Agreement between Evotec OAI Ltd and Elan, dated 12 October 2003

4. Frovatriptan Supply Agreement by and between Elan Pharma International Limited and Galen Limited dated as of January 1 2002

5. Technical Agreement between Elan Pharmaceuticals, Inc. and Galen Limited dated July 2 2003

6. Novation agreement dated 18th May, 2004 between Elan Pharma International Limited, Evotec OAI Limited and Vernalis Development Limited in respect of the supply agreement between Elan Pharma International Limited and Evotec OAI Limited (formerly Oxford Asymmetry International plc) dated 28th December, 2000.

7. Novation agreement dated 18th May, 2004 between Elan Pharma International Limited, Galen Limited and Vernalis Development Limited in respect of the frovatriptan supply agreement between Elan Pharma International Limited and Galen Limited dated 1st January, 2002

                                   SCHEDULE 7

                                   FROVA LOGO

                                  [FROVA LOGO]

                                   SCHEDULE 8

                             VERNALIS PATENT RIGHTS

        US, CANADIAN (CA) AND MEXICAN (MX) PATENTS & PATENT APPLICATIONS

Application No.   Application Date   Patent No.   Publication Date   Status
US167846             23.12.1993      US5464864       07.11.1995      Granted
US442719             15.05.1995      US5637611       10.06.1997      Granted
US442720             17.05.1995      US5827871       27.10.1998      Granted
US770926             23.12.1996      US5962501       05.10.1999      Granted
US781990             06.01.1997      US5917054       29.06.1999      Granted
US451898             26.05.1995      US5616603       01.04.1997      Granted
US446655             16.12.1993      US5618947       08.04.1997      Granted
US451846             26.05.1995      US5618948       08.04.1997      Granted
US689661             13.10.2000      US6359146       19.03.2002      Granted

CA2113726            17.06.1992      N/A             N/A             Pending
CA2152630            16.12.1993      N/A             N/A             Pending
CA2328345            16.04.1999      N/A             N/A             Pending

MX923444             26.06.1992      MX193793        22.10.1999      Granted
MX940035             03.01.1994      N/A             N/A             Pending
MX010127             16.04.1999      N/A             N/A             Pending

                                   SCHEDULE 9

                         INFORMATION FOR MARKETING PLAN

(a)   Market analysis

(b)   Promotional activities to be carried out including:

      (i)   marketing effort in the form of conferences

      (ii)  advertising and promotional materials to be run and published

(c)   Sales forecasts: ***

                                   SCHEDULE 10

                               CO-PROMOTION TERMS

1. Endo and Vernalis will form a Joint Co-Promotion team to co-ordinate the Parties' Co-promote activities ("Joint Co-Promotion Team"). Any disputes on the Joint Co-Promotion Team shall be promptly referred to the representative Heads of Marketing of the Parties for resolution. The Heads of Marketing shall use their best endeavours to resolve the dispute within thirty (30) days of the reference of the dispute to them, failing which Endo's decision shall be final. The Joint Co-Promotion Team shall be a channel for organising communication of Endo's sales and marketing plans to Vernalis and sales force liaison, including organising training on the promotion messages, marketing materials and training aids.

2. Endo will determine, in consultation with the Joint Co-Promotion Team, the number of field sales force representatives necessary to carry out its Detailing effort. Endo shall notify Vernalis prior to *** of each year of any planned increase in the number of field sales force representatives dedicated to the Product for the following Year. Within 30 days of such notification, Vernalis shall notify Endo as to the number of Vernalis employees Vernalis desires to be included in the Specialty Sales Force for that Year.

3. Endo may at its option and on terms to be agreed with Vernalis make available to Vernalis Endo's human resource group to assist Vernalis to hire the Vernalis Specialty Sales Personnel. Vernalis shall be the employer of all Vernalis Specialty Sales Personnel and shall be entirely responsible for the payment of all such Vernalis Specialty Sales Personnel salary, bonus and benefits, pension, insurance, social security and any other related obligations. Vernalis shall indemnify Endo in respect of any claim against Endo by any member of Vernalis Specialty Sales Personnel and in respect of any exposure of Endo for any tax or social security obligation in respect of Vernalis Specialty Sales Personnel. The geographic deployment of the Vernalis Specialty Sales Personnel shall be determined by Endo, subject to paragraph 4 below.

4. The Joint Co-Promotion Team will devise a call plan for the Specialty Sales Force, which will allocate calls equitably, including in relation to decile, geographic location and key opinion leaders..

5. In circumstances where Endo is required to preimburse Vernalis for the cost of Vernalis Specialty Sales Personnel, Endo shall pay Vernalis the Cost per Detail for each Detail made by Vernalis sales force representatives within 45 days of the end of each Quarter upon receipt of an invoice from Vernalis and a report specifying the number of Details carried out by it or upon its behalf during such Quarter. Such report shall be auditable by Endo on the terms of Clause 11.16 of the Agreement.

6. All sales of the Product or MAM Product generated as a result of any of Vernalis co-promotion activities shall be booked by Endo and the appropriate royalty under the Agreement paid to Vernalis by Endo.

7. Vernalis shall have the right to Co-promote for so long as Endo is Commercialising the Product in USA.

8. Vernalis shall have the right to terminate its involvement in co-promotion on three (3) months notice to Endo.

9. During the period in which Endo is required to reimburse Vernalis in respect of Vernalis Specialty Sales Personnel pursuant to Clause 9, in the event Vernalis fails to achieve the number of Details it has elected to undertake in any Year in any two consecutive Quarters or in any two of four Quarters, Endo may terminate Vernalis' right to Co-promote hereunder.

10. The Co-Promotion arrangement described above shall be subject in all respects to Clause 9. All the terms of Clauses 15, 16, 20, 21, 22, 23, 24, 25, 26, 28 and 29 shall apply to the co-promotion arrangement between the Parties.

                                   SCHEDULE 11

                              ADDRESSES FOR NOTICES

If to Endo:

       Endo Pharmaceuticals Inc.
       100 Painters Dr.
       Chadds Ford, PA 19317
       Attention: Chief Legal Officer
       Telecopy: 610-558-9684

With a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       Four Times Square
       New York, NY  10036
       Attention: Eileen Nugent and Bruce Goldner
       Telecopy: 212-735-2000

If to Vernalis:

       Vernalis Development Limited
       Oakdene Court
       613 Reading Road
       Winnersh
       Wokingham
       RG41 5UA
       United Kingdom
       Attention: Head of Legal Affairs